As filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-170054

PROSPECTUS
REO PLUS, INC.
3014 McCulloch Circle
Houston, Texas 77056
Telephone No.: 713/478-3832

930,493 Shares of Common Stock

This prospectus relates to up to 930,493 shares of our common stock, $0.001 par value per share, being offered by the persons who are our shareholders. These persons are referred to throughout this prospectus as "selling shareholders." These shares were previously issued to certain shareholders of Akashic Ventures, Inc., a Delaware corporation, in connection with a registered distribution to such shareholders.

Because we are not eligible to conduct an at-the-market offering, all the shares covered by this prospectus must be sold at a fixed price of $0.12 when sold hereafter pursuant to this Prospectus. We will not instruct our transfer agent to register the transfer of any sale of any of the shares being offered unless the seller provides evidence satisfactory to us that the sale occurred at a fixed price of $0.12. The shares are being offered to the public by each selling shareholder who chooses to resell them. We will not receive any cash proceeds from sales of the shares covered by this prospectus.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, signed into law on April 5, 2012. This status entails certain consequences, which are discussed herein.

There is no current public trading market for the shares of our common stock. Subject to the sponsorship of a market maker, shares of our common stock will be traded in the over-the-counter market on the OTC Electronic Bulletin Board.
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You should consider carefully the Risk Factors beginning on page 7 of this prospectus.

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Neither the Securities and Exchange Commission nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 14, 2014.

PROSPECTUS SUMMARY

This summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus carefully, including "Risk Factors," before investing in our common stock.
Company	We are a Texas corporation formed to acquire real estate properties. Our offices are located at 3014 McCulloch Circle, Houston, Texas 77056. Our telephone number is (713) 599-1910.
Common stock outstanding prior to this offering	1,869,000
Common stock being offered for resale to the public	930,493
Price per share to the public
Because we are not eligible to conduct an at-the-market offering, all the shares being offered pursuant to this Prospectus must be sold at a fixed price of $0.12 when sold hereafter pursuant to this Prospectus.

Use of proceeds	We will not receive any proceeds from the resale of shares offered by any selling stockholders.
Plan of distribution
The offering of our shares of common stock is being made by our stockholders who may wish to sell their shares. Selling stockholders may sell the shares covered by this prospectus in the open market or in privately negotiated transactions.

Statutory underwriter obligations
Shareholders who choose to sell their shares pursuant to this Prospectus will be deemed to be "underwriters" within the meaning of the Securities Act of 1933. This status imposes upon such persons certain obligations and liabilities. The principal obligation of these persons will be the delivery of a current prospectus. The potential liabilities of these persons are provided for by federal securities laws and relate to possible misrepresentations of a material fact or the omission of a material fact from the prospectus that must be delivered. We have agreed to indemnify selling shareholders from and against all liabilities pursuant to the Securities Act of 1933 in connection with any misrepresentation of a material fact contained in or the omission of a material fact from the prospectus used in connection with the resale of the shares covered by this Prospectus, other than those based on specific information pertaining to selling shareholders, such as their share ownership. Because we have a limited operating history and very limited financial resources, our ability to provide a meaningful indemnification is at best minimal. For more information about these matters, see "RISK FACTORS - RISKS RELATED TO THIS OFFERING," and "PLAN OF DISTRIBUTION - Statutory Underwriters." Shareholders who do not wish to subject themselves to the preceding potential liabilities should choose not to sell their shares pursuant to this Prospectus.

Trading market
There is no current public trading market for the shares of our common stock. Subject to the sponsorship of a market maker, shares of our common stock will be traded in the over-the-counter market on the OTC Electronic Bulletin Board.

Transfer agent and registrar	The transfer agent and registrar for our common stock is Colonial Stock Transfer Co., Inc., with offices at 66 Exchange Place, Salt Lake City, UT 84111.

Dividend policy
The payment and amount of cash dividends on our common stock will be at the discretion of our Board of Directors. We have not heretofore paid any dividends, and we do not currently anticipate paying any dividends on our common stock. Our dividend policy will be reviewed by our Board of Directors at such future times as may be appropriate, and payment of dividends will depend upon our financial position, capital requirements and such other factors as our Board of Directors believes relevant.

Risk factors
Shareholders should carefully consider the matters discussed under the section entitled "RISK FACTORS" in this Prospectus. We have only a limited operating history and are subject to all of the inherent risks of a developing business enterprise. We need additional capital and have no meaningful flow of revenues.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this Prospectus under the captions "PROSPECTUS SUMMARY," "RISK FACTORS," and "BUSINESS" are not historical facts, but are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements regard:

*	Our belief regarding ability to expand rapidly in the future
*	Our belief regarding our being subject to the Investment Company Act of 1940
*	Our belief regarding the commercially reasonableness of the terms of the acquisition of our sole current property interest
*	Our belief regarding the opportunities offered by distressed markets
*	Our belief regarding our ability to identify and acquire under-performing properties and turning them around and repositioning them
*	Our belief regarding our greater ability to procure additional financing and complete additional acquisitions after the completion of the distribution
*	Our belief regarding our ability to grow our business
*	Our belief regarding our ability to reduce our exposure to inflationary cost increases due to escalation clauses included in our leases
*	Our belief regarding the geographic markets throughout the United States on which we may focus
*	Our belief regarding the manner in which potential acquisitions may be brought to our attention
*	Our belief regarding the natural appreciation in value that properties acquired in the near future should experience as demand for such properties increases
*	Our belief regarding our net leases' typically obligating our tenants to cover costs associated with compliance with the Americans with Disabilities Act of 1990
*	Our belief regarding the types and locations of properties that we will generally seek
*	Our belief regarding our ability to consider numerous additional properties
*	Our belief regarding our payment to our existing or future officers, directors or shareholders or any affiliated entity of any finder’s fee, consulting fee or other compensation
*	Our belief regarding the factors that we will consider in evaluating a prospective target acquisition
*	Our belief regarding the manner in which due diligence investigations of prospective target acquisitions will be conducted and the person who will conduct such investigations
*	Our expectations regarding the purchase of insurance by us or our tenants
*	Our expectations regarding the trading of our stock and its trading price
*	Our expectations regarding our level of employees
*	Our expectations regarding the payment of management and director remuneration
*	Our expectations regarding the payment of dividends
*	Our expectations regarding the manner in which acquisition prospects will be presented to us

Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed under "RISK FACTORS." As a result, these forward-looking statements represent our judgment as of the date of this filing. The Company does not express any intent or obligation to update these forward-looking statements.

RISK FACTORS

The securities covered by this prospectus involve a high degree of risk and, therefore, should be considered extremely speculative. Prospective investors should read the entire prospectus and carefully consider, among the other factors and financial data described herein, the following risk factors:

RISKS RELATED TO OUR BUSINESS

Our extremely limited history makes an evaluation of our future extremely difficult, and profits are not assured.

Our company was organized in August 2009 for the purposes of engaging in the real estate business. We currently have only one meaningful asset, and we have had no meaningful operating history upon which to base an evaluation of us and our business and prospects. Our business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development. For our business plan to succeed, we must successfully undertake most of the following activities:

*	Raise a sufficient amount of funds
*	Identify and complete suitable acquisitions
*	Enter into favorable agreements with third parties regarding a variety of matters
*	Implement and successfully execute our business and marketing strategy
*	Respond to competitive developments
*	Attract, retain and motivate qualified personnel

There can be no assurance that we will be successful in undertaking such activities. Our failure to undertake successfully most of the activities described above could materially and adversely affect our business, prospects, financial condition and results of operations. In addition, we could incur operating losses for the foreseeable future. There can be no assurance that we will ever generate significant revenue, that we will ever generate positive cash flow from our operations or that (if ever attained) we will be able to sustain profitability in any future period. Moreover, our business may fail for a variety of reasons, such as changes in market conditions, competition, the general economy, and the like. At this stage of our business operations, even with our good faith efforts, potential investors have a possibility of losing their investment. Our shares should be regarded as speculative investments. There is no assurance that investors will obtain any return on their investment, and investors will be subject to a risk of losing their entire investment.

Our failure to obtain needed additional capital in the future may result in our inability to finance future acquisitions and fund our working capital requirements.

We need to procure additional financing to finance future acquisitions and our current operations. If additional financing were not available on acceptable terms, we would be prevented from acquiring additional properties or continuing our business. In such event, our business and financial condition could be materially adversely affected. Moreover, any debt financing undertaken to procure funds may involve restrictions limiting our operating flexibility. If we obtain funds through the issuance of equity securities, the following results will or may occur:

*	The percentage ownership of our existing shareholders will be reduced
*	Our shareholders may experience additional dilution in net book value per unit
*	The new equity securities may have rights, preferences or privileges senior to those of the holders of our common stock.

In addition, if required operating capital is not available on acceptable terms, we could be forced to dispose of certain of our assets or curtail our operations substantially or completely, which could result in a substantial reduction or elimination of the value of our then-outstanding equity. Our future liquidity will depend upon numerous factors, including the success of our business efforts and our capital raising activities.

Our auditor's "going concern" qualification, which questions our ability to continue as a going concern, could impair our ability to raise needed capital.

Our independent certified public accountant has added an emphasis paragraph to its report on our financial statements regarding our ability to continue as a going concern. Key to this determination is our accumulated losses and lack of revenues. We plan on trying to raise additional equity capital and (subject thereto) to acquire additional properties that would help make us profitable. The auditor's "going concern" qualification might impede our ability to raise funds. Our ability to continue as a going concern depends upon our ability to attain a satisfactory level of profitability, and obtain suitable and adequate financing. There can be no assurance that we will be successful in achieving these objectives, or continuing our business without either a temporary interruption or a permanent cessation.

Our failure to manage effectively any significant growth that we may experience could harm our operational results.

We believe that, given the right business opportunities (including the availability of needed capital), we may expand our operations rapidly and significantly. If rapid growth were to occur, it could place a significant strain on our management, operational and financial resources. To manage any significant growth of our operations, we will be required to undertake the following successfully:

* Manage relationships with various strategic partners and other third parties;
* Hire and retain skilled personnel necessary to support our business;
* Train and manage a growing employee base; and
* Continually develop our financial and information management systems.

If we fail to make adequate allowances for the costs and risks associated with this expansion or if our systems, procedures or controls are not adequate to support our operations, our business could be harmed. For example, we could be overwhelmed by an extended number of properties such that we are unable to manage them effectively and to perceive adverse trends. Thus, under such circumstance we could be acquiring properties at a time when we should be liquidating them. The adverse effects of occurrence would be compounded by any use by us of debt to acquire our properties. Our inability to manage growth effectively could materially adversely affect our business, results of operations and financial condition.

We could be harmed by the failure of third party suppliers upon whom we expect to depend to perform in accordance with our expectations and needs.

Our operations will depend on a number of third parties, such as real estate brokers and management companies. We will have limited control over these third parties. We will probably not have many long-term agreements with many of them. Our inability to maintain satisfactory relationships with such third parties on acceptable commercial terms, or the failure of such third parties to maintain the quality of products and services they provide at a satisfactory standard, could materially adversely affect our business, results of operations and financial condition.

We have made an election that allows us to delay the adoption of new or revised accounting standards.

The Jumpstart Our Business Startups Act, or the JOBS Act, was signed into law on April 5, 2012. As permitted under Section 102(b)(1) of this Act, we have elected to use the extended transition period for complying with new or revised accounting standards. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to those of companies that comply with public company effective dates.

RISKS RELATED TO OUR INDUSTRY

Real property investments involve certain general risks not within our control.

All real property investments are subject to considerable risks, many of which are beyond our control. These risks (many of which are discussed in further detail herein) include:

*	Adverse changes in international, national, regional or local economic, demographic and market conditions;
*	Adverse changes in financial conditions of buyers, sellers and tenants of properties;
*	Competition from other real estate investors with significant capital;
*	Reductions in the level of demand for commercial space, and changes in the relative popularity of properties;
*	Fluctuations in interest rates, which could adversely affect our ability, or the ability of buyers and tenants of properties, to obtain financing on favorable terms or at all;
*	Unanticipated increases in operating expenses, including, without limitation, insurance costs, labor costs, energy prices and costs of compliance with laws, regulations and governmental policies;
*
Changes in, and changes in enforcement of, laws, regulations and governmental policies, including, without limitation, health, safety, environmental, zoning and tax laws and governmental fiscal policies, and changes in the related costs of compliance with laws, regulations and governmental policies; and

*
Civil unrest, acts of God, including earthquakes, floods and other natural disasters and acts of war or terrorism, including the consequences of terrorist acts such as those that occurred on September 11, 2001, which may result in uninsured losses.

Our business and financial condition could be materially adversely affected by any adverse change or development in one or more of the risks listed above.

Our inability to identify suitable acquisitions, and even the acquisitions themselves, may harm our financial results.

We may not be successful in identifying suitable real estate properties or other assets that meet our acquisition criteria, or consummating acquisitions or investments on satisfactory terms. Failures in identifying or consummating acquisitions would impair the pursuit of our business plan. Shareholders ultimately may not like the location, lease terms or other relevant economic and financial data of any real properties, other assets or other companies that we may acquire in the future. Moreover, our acquisition strategy could involve significant risks that could inhibit our growth and negatively impact our operating results, including the following: increases in asking prices by acquisition candidates to levels beyond our financial capability or to levels that would not result in the returns required by our acquisition criteria; diversion of management's attention to expansion efforts; unanticipated costs and contingent or undisclosed liabilities associated with acquisitions; failure of acquired businesses to achieve expected results; and difficulties entering markets in which we have no or limited experience. The consideration paid for our target acquisition may exceed fair market value, which may harm our financial condition and operating results. The consideration that we pay will be based upon numerous factors, and the target acquisition may be purchased in a negotiated transaction rather than through a competitive bidding process. We cannot assure anyone that the purchase price that we pay for a target acquisition or its appraised value will be a fair price, that we will be able to generate an acceptable return on such target acquisition, or that the location, lease terms or other relevant economic and financial data of any properties that we acquire will meet acceptable risk profiles. We may also be unable to lease vacant space or renegotiate existing leases at market rates, which would adversely affect our returns on a target acquisition. As a result, our investments in our target acquisition may fail to perform in accordance with our expectations, which may substantially harm our operating results and financial condition.

The failure of our properties to generate positive cash flow or to appreciate in value would most likely preclude our shareholders from realizing a return on their share ownership.

There is no assurance that our real estate investments will appreciate in value or will ever be sold at a profit. The marketability and value of the properties will depend upon many factors beyond the control of our management. There is no assurance that there will be a ready market for the properties, since investments in real property are generally non-liquid. The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any property for the price or on the terms set by it, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. Moreover, we may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure any person that we will have funds available to correct those defects or to make those improvements. In acquiring a property, we may agree to lockout provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These lockout provisions would restrict our ability to sell a property. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could significantly harm our financial condition and operating results.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties or investments in our portfolio in response to changing economic, financial and investment conditions may be limited. In particular, these risks could arise from weakness in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in national or international economic conditions, and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located. We may be unable to realize our investment objectives by sale, other disposition or refinance at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy.

Intense competition for the acquisition of real estate properties could preclude us from completing otherwise attractive acquisitions or could cause us to pay higher prices that harm our financial results.

We compete with many other entities engaged in real estate investment activities for acquisitions of desirable properties. These competitors may drive up the price we must pay for real estate properties, other assets or other companies that we seek to acquire or may succeed in acquiring those companies or assets themselves. In addition, our potential acquisition targets may find our competitors to be more attractive suitors because they may have greater resources, may be willing to pay more, or may have a more compatible operating philosophy. In particular, real estate investment trusts ("REITs") may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investment properties may increase. This will result in increased demand for these assets and therefore increased prices paid for them. If we pay higher prices for properties, our profitability will be reduced, and shareholders may experience a lower return on their investment. Moreover, prices could become so lofty that we are unable to pay them (or we decide not to run the risks associated with these prices) such that we are effectively precluded from pursuing our business plan in a meaningful manner.

Rising operating expenses and decreases in rents at our properties could reduce our cash flow and funds available for future dividends.

Our properties will likely be subject to operating risks common to real estate in general, any or all of which may negatively affect us. If any property is not fully occupied or if rents are being paid in an amount that is insufficient to cover operating expenses, we could be required to expend funds for that property's operating expenses. If our competitors offer space at rental rates below market rates, or below the rental rates we charge our tenants, we may lose existing or potential tenants and we may be pressured to reduce our rental rates below those we charge in order to retain tenants when our tenants' leases expire. Our properties could also be subject to increases in real estate and other tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance and administrative expenses. Such rise in operating expenses and loss of rents could reduce our cash flows and funds available for future dividends.

Failure of our tenants to pay rent could seriously harm our operating results and financial condition.

We may rely on rental payments from tenants of a target acquisition as a source of cash. At any time, any of our tenants may experience a downturn in its business that may weaken its financial condition. As a result, a tenant may delay lease commencement, fail to make rental payments when due, decline to extend a lease upon its expiration, become insolvent or declare bankruptcy. Any tenant bankruptcy, insolvency, or failure to make rental payments when due could result in the termination of the tenant's lease and material losses to our company. A default by a large tenant on one of these properties could have a material adverse effect on our operating results and financial condition. In particular, if any of our significant tenants becomes insolvent, suffers a downturn in its business and decides not to renew its lease or vacates a property and prevents us from leasing that property by continuing to pay base rent for the balance of the term, it may seriously harm our business. Failure on the part of a tenant to comply with the terms of a lease may give us the right to terminate the lease, repossess the applicable property and enforce the payment obligations under the lease; however, we would be required to find another tenant. We cannot assure anyone that we would be able to find another tenant without incurring substantial costs, or at all, or that, if another tenant was found, we would be able to enter into a new lease on favorable terms.

The bankruptcy or insolvency of our tenants under their leases could seriously harm our operating results and financial condition.

Any bankruptcy filings by or relating to one of our tenants could bar us from collecting pre-bankruptcy debts from that tenant or its property. A tenant bankruptcy could delay our efforts to collect past due balances under the relevant leases, and could ultimately preclude full collection of these sums. If the tenant assumes a lease in bankruptcy, all pre-bankruptcy balances due under the lease must be paid to us in full. However, if a tenant rejects a lease in bankruptcy, we would have only a general unsecured claim for damages. Any unsecured claim we hold against a bankrupt entity may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. We may recover substantially less than the full value of any unsecured claims, which would harm our operating results and financial condition.

If we are unable to promptly re-let or renew leases as they expire, our cash flow and ability to service our indebtedness, if any, may be adversely affected.

We are subject to the risks that upon expiration of leases for space located in our buildings (a) such leases may not be renewed, (b) such space may not be re-let or (c) the terms of renewal or re-letting, taking into account the cost of required renovations, may be less favorable than the current lease terms. If we are unable to promptly re-let, or renew the leases for, a substantial portion of the space located in our buildings, or if the rental rates upon such renewal or re-letting are significantly lower than expected rental rates, or if our reserves for these purposes prove inadequate, our cash flow and ability to service our indebtedness, if any, may be adversely affected.

Increases in our property taxes could adversely affect our cash flow and financial condition.

Each of our properties will be subject to real and personal property taxes. These taxes on our properties may increase as tax rates change and as the properties are assessed or reassessed by taxing authorities. Many states and localities are considering increases in their income and/or property tax rates (or increases in the assessments of real estate) to cover revenue shortfalls. If property taxes increase, it may adversely affect our cash flow and financial condition.

Inflation could cause our expenses to rise to levels that harm our operating results.

We may experience increases in our expenses, including debt service, as a result of inflation and increase in interest rates. Our exposure to inflationary cost increases in property level expenses may be reduced by escalation clauses that are included in our leases. However, market conditions may prevent us from escalating rents. Inflationary pressure may increase operating expenses, including labor and energy costs and, indirectly, real estate taxes, above expected levels at a time when it may not be possible for us to increase lease rates to offset these higher operating expenses. In addition, inflation can have secondary effects upon occupancy rates by decreasing the demand for office space in many of the markets in which we operate.

The foreclosure of any one or more of our properties could result in a significant loss to us.

If, after our purchase of any real estate property is concluded, we cannot meet the periodic payments required by our outside financing, we might be required to sell or refinance the property to meet our obligations. If refinancing is not obtained or a sale is not consummated, we could default in our obligations. The remedy of the outside financier would be, among other things, to institute foreclosure proceedings against the related property, which could result in the partial or total loss of any equity in such property. The loss of any of our properties by foreclosure would probably have a materially adverse effect on our asset base and on our financial performance as our equity in the property would have to be written off.

Uninsured losses could harm our operating results.

We expect that our tenants or we will purchase comprehensive insurance, including liability and extended coverage, with respect to our properties with limits customary for such properties. However, certain types of losses may be either uninsurable or not economically insurable. Such excluded risks generally include war, earthquakes, floods and punitive damages. Should a loss occur (whether insured or uninsured), we might suffer a loss of invested capital and any profits that might be anticipated from our real estate investment and might also be unable to meet our obligations. For example, even if insured, we would have to pay insurance deductibles, and the insurance coverage may not be sufficient to pay the full current market value or current replacement cost of the property. Moreover, in the event of an underinsured loss with respect to a property relating to a title defect, the insurance proceeds we receive might not be adequate to restore our economic position with respect to such property.

Environmental regulation and issues, certain of which we may have no control over, may adversely impact our business.

Federal, state and local laws and regulations impose environmental controls, disclosure rules and zoning restrictions that directly impact the management, development, use, and/or sale of real estate. Such laws and regulations tend to discourage sales and leasing activities and mortgage lending with respect to some properties, and may therefore adversely affect us specifically, and the real estate industry in general. Failure by us to uncover and adequately protect against environmental issues in connection with a target acquisition may subject us to liability as buyer of such property or asset. Environmental laws and regulations impose liability on current or previous real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property. We may be held liable for such costs as a subsequent owner of such property. Liability can be imposed even if the original actions were legal and we had no knowledge of, or were not responsible for, the presence of the hazardous or toxic substances. Further, we may also be held responsible for the entire payment of the liability if we are subject to joint and several liability and the other responsible parties are unable to pay. We may also be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site, including the presence of asbestos containing materials. Insurance for such matters may not be available. Additionally, new or modified environmental regulations could develop in a manner that could adversely affect us.

Our future properties could contain asbestos that could lead to liability for adverse health effects and costs of remediating asbestos.

Certain laws and regulations govern the removal, encapsulation or disturbance of asbestos containing materials (or "ACMs"), when those materials are in poor condition or in the event of building renovation or demolition, impose certain worker protection and notification requirements and govern emissions of and exposure to asbestos fibers in the air. These laws may also impose liability for a release of ACMs and may enable third parties to seek recovery against us for personal injury associated with ACMs. We may be required to make substantial capital expenditures if properties we acquire contain ACMs, and these expenditures could materially adversely affect us and our operating results and financial condition.

Compliance with the Americans with Disabilities Act and fire, safety and other regulations may require us to make unexpected expenditures that materially adversely affect us.

Certain properties we acquire may be required to comply with the Americans with Disabilities Act of 1990, or the "ADA." The ADA has separate compliance requirements for "public accommodations" and "commercial facilities," but generally requires that buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants, or both. While the tenants to whom we lease properties will be obligated by law to comply with the ADA provisions, and under our net leases will typically be obligated to cover costs associated with compliance, if required changes involve greater expenditures than anticipated, or if the changes must be made on a more accelerated basis than anticipated, the ability of such tenants to cover costs could be adversely affected and we could be required to expend our own funds to comply with the provisions of the ADA, which could adversely affect our results of operations and financial condition and our ability to make distributions to shareholders. In addition, we will be required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our properties. We may be required to make substantial capital expenditures to comply with those requirements, and these expenditures could materially adversely affect us and our operating results and financial condition.

Investors will not receive the benefit of the regulations provided to real estate investment trusts or investment companies.

We are not a real estate investment trust and enjoy a broader range of permissible activities. We are also not, and we intend to operate in such manner as not to be, classified as an "investment company" within the meaning of the Investment Company Act of 1940. The management and the investment practices and policies of ours are not supervised or regulated by any Federal or state authority. As a result, investors will be exposed to certain risks that would not be present if we were subjected to a more restrictive regulatory situation.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted

If we are ever deemed to be an investment company under the Investment Company Act of 1940, we may be subject to certain restrictions including:

* Restrictions on the nature of our investments; and
* Restrictions on the issuance of securities.

In addition, we may have imposed upon us certain burdensome requirements, including:

*	Registration as an investment company;
*	Adoption of a specific form of corporate structure; and
*	Reporting, record keeping, voting, proxy, compliance policies and procedures and disclosure requirements and other rules and regulations.

RISKS RELATED TO THE MANAGEMENT OF OUR BUSINESS

We highly depend on Richard J. Church. The loss of Mr. Church's services would probably harm our ability to execute our business plan.

Our success depends heavily upon the continued contributions of Richard J. Church, our sole director and officer. Mr. Church has not entered into an employment agreement or a non-compete agreement with us. As a result, he may discontinue providing his services to us at any time and for any reason, and even thereafter might be able to commence competition with us. We currently maintain no key person insurance on Mr. Church's life. If we were to lose the services of Mr. Church, our ability to execute our business plan could be harmed and we may be forced to cease operations until such time as we could hire a suitable replacement for him.

Because management owns a large percentage of our outstanding stock, and cumulative voting and preemptive rights are denied to shareholders, shareholders' ability to influence our direction will be limited.

Richard J. Church, our sole director and officer, owns approximately 95% of our outstanding common stock. Cumulative voting in the election of Directors is denied as permitted by law. Accordingly, the holder or holders of a majority of the outstanding shares of common stock (i.e. Mr. Church) may elect all of our Board of Directors. Our management will exclusively make nearly all decisions with respect to the management of our business. Investors will have little right or power to take part in the management of our business. Although an investor is entitled to vote on certain matters, a person should not purchase any shares of common stock unless he is willing to entrust all aspects of the management of our business to our current management. There are no preemptive rights in connection with our common stock. Thus, the percentage ownership of existing shareholders may be diluted if we issue additional shares in the future. In all, investors will have little (if any) ability to change the direction of our company if they believe such direction to be misguided, and we will suffer the consequence of any such misguided direction.

The inability of our management to manage our current and future operations could harm these operations and our financial results.

There can be no assurance that the current level of management will remain sufficient to perform all responsibilities necessary or beneficial for management to perform. Our success in attracting additional qualified personnel will depend on many factors, including our ability to provide them with competitive compensation arrangements, equity participation and other benefits. There is no assurance that (if we need to) we will be successful in attracting highly qualified individuals in key management positions. The inability to attract such individuals will be particularly felt if we experience rapid growth, in which case we will be exposed to the risks described in the risk factor captioned "Our failure to manage effectively any significant growth that we may experience could harm our operational results" above.

Our sole officer and director will allocate some portion of his time to other businesses thereby causing conflicts of interest in his determination as to how much time to devote to our affairs as well as other matters.

Richard J. Church, our current sole executive officer and director, is not required to commit his full time to our affairs, which could create a conflict of interest when allocating his time between our operations and his other commitments. Mr. Church is not obligated to devote any specific number of hours to our affairs. If Mr. Church's other activities require him to devote more substantial amounts of time to them, it could limit his ability to devote time to our affairs and could have a negative impact on our ability to pursue our business plan. Additionally, Mr. Church and future company officers and directors may become aware of business opportunities that may be appropriate for presentation to us and the other entities to which they owe fiduciary duties. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. We cannot assure anyone that these conflicts will be resolved in our favor.

Limitations on claims against our officers and directors, and our obligation to indemnify them, could prevent our recovery for losses caused by them.

The corporation law of Texas allows a Texas corporation to eliminate or limit the liability of its directors to the corporation and its shareholders except whenever the director has:

(1)	Breached his or her duty of loyalty, if any, to the organization or its owners or members;
(2)	Committed an act or omission not in good faith that: (A) constitutes a breach of duty of the person to the organization; or (B) involves intentional misconduct or a knowing violation of law;
(3)	Been involved in a transaction from which the person received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the person's duties; or
(4)	Committed an act or omission for which the liability of a governing person is expressly provided by an applicable statute.
Our Certificate of Formation has eliminated our directors' and officers' personal liability to the maximum extent permitted by law. The corporation law of Texas allows a Texas corporation to indemnify each director, officer, agent and/or employee to the extent that certain standards are met, and our Certificate of Formation provides that each director is indemnified to the maximum extent permitted by law. Further, we may purchase and maintain insurance on behalf of any such persons whether or not we have the power to indemnify such person against the liability insured against. Consequently, because of the actions or omissions of officers, directors, agents and employees, we could incur substantial losses and be prevented from recovering such losses from such persons. Further, the U.S. Securities and Exchange Commission (the "Commission") maintains that indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") is against the public policy expressed in the Securities Act, and is therefore unenforceable pursuant to Section 14 of the Securities Act.

We have engaged in related party transactions.

We have engaged in a number of related party transactions with Richard J. Church, our sole director and officer. These are described in the section captioned "EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS - Related Party Transactions." They include the acquisition of our sole current property interest and working capital loans. Mr. Church believes that each of such transactions were commercially reasonable. However, there can be no assurance that the terms and conditions of these transactions are as favorable to us as those that could have been obtained in true arms-length negotiations. Moreover, because Mr. Church is the sole member of management for, there can be no assurance that we would enforce a claim against Mr. Church arising out of any problem related to any of these transactions. Overall, the risks that we assumed in connection with this related party transaction include the possibilities that we paid too much for our sole current property, that insufficient due diligence was conducted on the property, that interest rate and repayment terms of the loans are not fair to us, that the documentation governing the transaction does not adequately protect us, and that we might not enforce any rights and claims that we have or may have against Mr. Church relating to any of the transactions.

RISKS RELATED TO OUR SHARES

There has not been any prior trading market for our shares, and a trading market for our shares may not develop.

No established public market for the trading of shares of our common stock now exists. Subject to the sponsorship of a market maker, shares of our common stock will be traded in an over-the-counter market, such as the OTCQB or the OTC Electronic Bulletin Board. There can be no assurance as to the prices at which the shares of our common stock will trade. Until an orderly market develops for our common stock and even thereafter, the prices of our common stock may fluctuate significantly. Prices for shares of our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the markets for shares of common stock, investor perception of the Company and the industry in which the Company participates, and general economic and market conditions.

The issuance of shares of our capital stock to complete property acquisitions would reduce the equity interest of our shareholders.

Our certificate of formation authorizes the issuance of up to 500,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. We have over 498,000,000 authorized but un-issued shares of our common stock available for issuance and all of the 10,000,000 shares of preferred stock available for issuance. Although we have no commitment as of the date hereof, we could in the future issue a substantial number of additional shares of our common or preferred stock, or a combination of common and preferred stock, to complete one or more property acquisitions. The issuance of additional shares of our common stock or any number of shares of our preferred stock:

*	May significantly reduce the equity interest of existing shareholders;
*	May subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded to our common stock; and
*	May adversely affect prevailing market prices for our common stock.

Potential registered sales of our shares may have an adverse impact on the trading price of our common stock.

Presently, 1,869,000 shares of common stock are issued and outstanding, all of which are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act"). Approximately 930,493 of these shares of common stock have been registered with the Commission, and can now be sold pursuant to an effective and current prospectus. A trading market for our shares of common stock does not now exist. However, once such a market exists, holders of our common stock may decide that they do not want to continue to hold their shares and may decide to sell them. The registration of these shares requires them to be publicly sold at a fixed price of $0.12 per share. This fixed price could materially adversely affect the trading price of our common stock, as prospective purchasers of our common stock could be deterred from purchasing them, if other holders are constrained to sell at a fixed price that could limit the potential rise in share price. This fixed price might also adversely affect the Company's ability to raise additional equity capital.

The trading price of our common stock may entail additional regulatory requirements, which may negatively affect such trading price.

We expect that the trading price of our common stock will start below $5.00 per share. If this occurs, trading in our common stock will be subject to the requirements of certain rules promulgated under the Exchange Act of 1934. These rules require additional disclosure by broker-dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser's written consent to the transaction before sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock. As a consequence, the market liquidity of our common stock could be severely affected or limited by these regulatory requirements.

Our authorized preferred stock exposes holders of our common stock to certain risks.

Our Certificate of Formation authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $.001 per share. The authorized but un-issued preferred stock constitutes what is commonly referred to as "blank check" preferred stock. This type of preferred stock may be issued by the Board of Directors from time to time on any number of occasions, without shareholder approval, as one or more separate series of shares comprised of any number of the authorized but un-issued shares of preferred stock, designated by resolution of the Board of Directors stating the name and number of shares of each series and setting forth separately for such series the relative rights, privileges and preferences thereof, including, if any, the: (i) rate of dividends payable thereon; (ii) price, terms and conditions of redemption; (iii) voluntary and involuntary liquidation preferences; (iv) provisions of a sinking fund for redemption or repurchase; (v) terms of conversion to common stock, including conversion price, and (vi) voting rights. Such preferred stock may provide our Board of Directors the ability to hinder or discourage any attempt to gain control of us by a merger, tender offer at a control premium price, proxy contest or otherwise. Consequently, the preferred stock could entrench our management. The market price of our common stock could be depressed to some extent by the existence of the preferred stock. As of the date of this Prospectus, no shares of preferred stock had been issued.

RISKS RELATED TO THIS OFFERING

The lesser scrutiny given to the disclosure in this Prospectus due to the lack of a registered broker/dealer may have increased the possibility that a material fact relating to us may have been overlooked or misstated.

There is no registered broker/dealer acting as an underwriter for this offering. Therefore, selling shareholders will not have the benefit of a registered broker/dealer's due diligence efforts, which would typically include such broker/dealer's involvement in the preparation of information for disclosure as well as other matters.

Regulatory constraints may preclude selling shareholders from selling the shares covered by this Prospectus during certain periods of time.

Because each of the selling shareholders will be deemed an “underwriter” within the meaning of the Act, each such shareholder will be required to sell pursuant to this Prospectus the shares covered by this Prospectus, unless selling shareholders are able to perfect an exemption from the otherwise applicable securities offering registration requirements of the Act. Selling shareholders will also need to comply with the securities law of the state in which they reside. In order to sell pursuant to this Prospectus, this Prospectus must be “current” and the Registration Statement of which this Prospectus is a part must be “effective.” We intend to use our best efforts to keep this Prospectus “current” and the foregoing Registration Statement “effective.” However, maintenance of a current prospectus and an effective registration statement will subject us to substantial continuing expenses for legal and accounting fees, and selling shareholders can have no assurance that we will be able to maintain a current prospectus and an effective registration statement for any period of time. Selling shareholders may not be able to sell the shares covered by this Prospectus because of our inability to maintain a current prospectus and an effective registration statement, and this could diminish the value of the shares covered by this Prospectus.

Selling shareholders will need to deliver this Prospectus, and any amendments and supplements to it in connection with future resales of the shares covered by this Prospectus.

Because each of the selling shareholders will be deemed an “underwriter” within the meaning of the Act, each such shareholder will need to deliver an up-to-date prospectus in connection with future resales pursuant to this Prospectus of the shares covered by this Prospectus. This requirement imposes an additional burden, which will entail contacting us to confirm that selling shareholders have an up-to-date prospectus as well as delivering such prospectus to the purchaser. Such requirement will make sales of the shares covered by this Prospectus more difficult than customary brokerage transactions.

Selling shareholders may be subject to certain liabilities in connection with future resales of the shares covered by this Prospectus.

Because each of the selling shareholders will be deemed an “underwriter “within the meaning of the Act, each such shareholder may be subject to certain statutory liabilities of the Act (including, without limitation, Sections 11, 12 and 17 thereof) and Rule 10b-5 under the Securities Exchange Act of 1934 in connection with the resale pursuant to this Prospectus of the shares covered by this Prospectus. Essentially, these statutes impose liability on selling shareholders for any misrepresentation of a material fact or the omission of a material fact from the prospectus used in connection with the resale of the shares covered by this Prospectus. We intend to use our best efforts to include accurate descriptions of all material facts in this and future prospectuses. However, selling shareholders can have no assurance that we will be successful in this endeavor. We have agreed to indemnify selling shareholders from and against all liabilities pursuant to the Act in connection with any misrepresentation of a material fact or the omission of a material fact from the prospectus used in connection with the resale of the shares covered by this Prospectus, other than those based on specific information pertaining to selling shareholders, such as their share ownership. Selling shareholders should be aware that since we have a limited operating history and very limited financial resources, our ability to provide a meaningful indemnification is at best minimal. Before any resale of the shares covered by this Prospectus, selling shareholders should consult with their legal advisor about potential liabilities in connection with the resale pursuant to this Prospectus.

Selling shareholders who do not wish to expose themselves to the underwriter obligations and potential liabilities described above may be required to wait for a “liquidity” event before realizing a return on the shares received.

Selling shareholders who do not wish to expose themselves to the underwriter obligations and potential liabilities described above may choose not to resell pursuant to this Prospectus the shares covered by this Prospectus. In this case, they would need to find another means for selling these shares, and they have no assurance that they will be able to do so. In such a case, they will be required to wait for a “liquidity” event (such as a sale of our company) before realizing a return on the shares covered by this Prospectus. They have no assurance that such an event will occur. In the absence of such an event, the only return that they would have would be on dividends paid to them, and dividends cannot be expected for the foreseeable future, if at all.

Because our Board of Directors does not intend to pay dividends on our common stock in the foreseeable future, shareholders may have to sell their shares of our common stock to realize a return on their investment in the company.

The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available therefore. To date, we have paid no dividends. Our Board of Directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations. Accordingly, a return on an investment in shares of our common stock may be realized only through a sale of such shares, if at all.

For all of the aforesaid reasons and others set forth herein, the shares covered by this Prospectus involve a high degree of risk. Shareholders should be aware of these and other factors set forth in this Prospectus.

BUSINESS

Introduction

REO Plus, Inc. (the "Company") was incorporated on August 10, 2009 under the laws of the State of Texas. The address of the Company is 3014 McCulloch Circle, Houston, Texas 77056, and its telephone number is 713/478-3832.

The Company was formed by a Delaware corporation then known as “Akashic Ventures, Inc.” but now known as “Humanity Biotech, Inc.” (“Akashic”) for purposes of acquiring financially attractive real estate properties. Akashic is a publicly held corporation that once filed reports with the Commission. Akashic has been dormant from a business perspective since about the summer of 1997. Richard J. Church acquired control of Akashic on May 18, 2008. He is now the sole director and officer of Akashic. Mr. Church is the sole promoter of the Company, and he is serving and expects to continue to serve for the foreseeable future as the Company's sole director, and the Company’s President, Treasurer and Secretary.

When the Company was formed in August 2009, Akashic contributed $27,500 to the Company’s capital, and in consideration thereof the Company issued to Akashic 934,500 shares of Company common stock, thereby making Akashic the Company’s initial shareholder. Until early 2010, Mr. Church was a 40% owner of Ananda Investments, LLC (“Ananda”), a Texas limited liability company that owns a particular real estate property near and west of downtown Houston, Texas. This 40% ownership is comprised of 400 units of limited liability company member interest. In early 2010, Mr. Church transferred his 40% ownership in Ananda to the Company. The Company issued to Mr. Church some of its shares of common stock as part of the purchase price for the Ananda interest. As a result of the Ananda transfer, the Company became the largest owner of Ananda by a wide margin. Because Ananda is member-managed, the Company exerts the greatest control over Ananda.

During the third quarter of 2013, the Company began providing real estate and business consulting services as a means to generate revenue. Currently, such services are provided solely by Mr. Church solely to one client, his family’s company, Southwestern Manufacturing Co., Inc. (“SWC”), founded in 1954 in which Mr. Church owns approximately 14% of the outstanding equity interests and acts as a director. SWC is currently conducting a major renovation of its Houston property located on the Southwest Freeway (I-69) at Chimney Rock. The ultimate scope of the Company’s consulting services cannot now be determined, but any consulting performed by Mr. Church as a representative of the Company would be within the limitations set forth by the Real Estate License Act 1101.002.

The Company became a publicly held corporation in November 2012 when Akashic distributed to certain of its shareholders a total of 930,493 shares of Company common stock held by it.

Industry Background

The Company's management believes that the United States economy is generally under control and anticipates the economy will continue to recover. The national and Houston real estate markets began to improve in 2012. As of February 25, 2014 the S&P/Case-Schiller Dallas Home Price Index increased to a level of 132.80, above its previous mid 2007 high of 126.47, a 5% increase. The S&P/Case-Schiller 20-city Composite Home Price Index on February 25, 2014 was 165.82 relative to its low in 2010 of 134.07 (a 23% increase) but still below its high in 2006 of 206.52 (-20%).

Houston is now very active, especially in the East Montrose, Midtown area where the Company’s sole asset is located. Additionally, commercial interest rates are still low relative to rates previous to the 2007/2008 downturn, and this is anticipated to continue to sustain the Houston real estate market through 2014, although this could be changed by market factors. The Company is seeking to partner with other companies with real estate assets in the East Montrose area to create parking for existing businesses and allow for the creation of new business opportunities in the area, which would also demand parking.

With the continued gradual resurgence of the United States and Texas economies and easing of capital restraints, properties acquired during this period should continue to experience a natural appreciation in value with greater demand than has been experienced in the last two (2) years. The Company feels that the forward looking U.S. stock market and the recent upward movement of the S&P/Case-Shiller Home Prices Index indicate the real estate market bottomed in 2010, is gradually climbing and that we are currently in a stronger real estate market cycle, which should be very healthy through 2014. Should interest rates remain historically low and the oil business continue to influence positive growth in the Houston area, it is anticipated that real estate opportunity and growth in Houston will continue into 2015 and beyond. Richard J. Church, the Company's current sole executive officer and director, is a veteran of the 1990s Houston real estate market when just such a bottoming and resurgence took place and being on the upward side of the 2007 to 2012 downturn believes we are now experiencing a similar real estate resurgence.
As detailed by the September 12 – 18 Houston Business Journal quoted herein, it is believed that ExxonMobil Corporation’s “mega-campus in North Houston…the consolidation of the oil giant’s Houston and

Virginia offices…which began in 2011… is so big, one (building) company could not take on the job” is cause for part of the resurgence in the Houston area. “As for the design, nearly 1,000 architects and engineers from 29 firms came together to help create the design for the campus, which when completed next summer will be the size of Rice University…While the campus is only 20 percent complete, it has been a major catalyst for development in Springwoods Village, where if officially resides, and in the nearby Woodlands. In addition to the residential development needed to house Exxon’s employees as they move to the new campus, other energy companies are following the giant north, sparking tremendous commercial development as well.”

Strategy

The Company generally expects to seek well-located properties in need of capital infusion, or total redevelopment, as properties requiring more extensive real estate skills and effort allow for the greatest appreciation on invested capital. This now includes the possibility, as given above, of partnering with other companies with real estate assets in the East Montrose area to create parking for existing businesses and allow for the creation of new business opportunities in the area, which would also demand parking. The properties and assets to be acquired by the Company will most likely include land, commercial, retail, residential and mixed-use properties. Such properties and assets will less likely include office properties, but may also include industrial properties. Thus far, the Company has acquired only an interest in one property. See "Sole Property Interest" below.

The Company will not limit itself geographically, as the company has also been offered other real estate and business opportunities, whose significant advantage lie in their real estate holdings outside of Texas. Although the real estate market is generally not undervalued in Houston, the Company believes that there are always opportunities for distressed properties to offer opportunities for the Company to acquire under-performing properties that it believes it has the capability of turning around and repositioning, thereby increasing cash flow, profitability and asset value. The Company believes it can successfully identify such potential target acquisitions based upon the depth and the breadth of the industry experience, contacts and industry knowledge of the Company’s current management. While since its inception the Company has identified certain acquisitions that it would have like to have completed, the Company’s lack of funds has precluded the completion of such acquisitions. The Company believes that its fairly new status as a public SEC reporting company will ease the Company’s ability to raise funds, and make the completion of acquisitions to be identified in the future more likely. The Company is also considering other real estate properties whose values could be enhanced if held in a public entity. However, the Company has no assurances that any financing, acquisitions or merger will occur. Richard J. Church, the Company’s current sole executive officer and director, has the responsibility for identifying acquisitions or selecting acquisitions identified by other sources. Mr. Church has extensive experience in the real estate industry through his various real estate enterprises. For a discussion of Mr. Church's real estate experience, see the section captioned "Management” below.

While the Company has not yet identified any additional assets or properties or real estate projects to acquire, the Company has been able to review numerous additional properties and projects since the Company has achieved status as a public SEC reporting company and is currently reviewing three proposals. ,. The Company is now receiving target acquisitions from a number of brokers and other real estate professionals and dealmakers with whom the Company’s current management has business relationships. Moreover, potential acquisitions may be brought to the Company’s attention by sources as a result of being solicited by the Company through calls or mailings. In no event will any of the Company’s existing or future officers, directors or shareholders or any entity with which they are affiliated be paid any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the consummation of an acquisition.

Although the Company has had conversations and is intrigued with three properties and real estate related business, the Company does not currently have any specific property acquisition under consideration for which written offers have been made and is still reviewing these offers and others which are being received. The Company has been approached by entities offering their properties for sale and other entities contemplating the merger of the Company with their non-public corporation, but these discussions have not evolved to the point where the Company has entered into any agreements in principle, much less any definitive agreements. The Company will continue to identify and evaluate prospective property acquisition, performing business due diligence on prospective property acquisitions, traveling to and from the property and asset locations that represent prospective acquisitions, reviewing corporate, title, environmental, and financial documents and material agreements regarding prospective property acquisitions, selecting properties to acquire and striving to structure, negotiate and consummate acquisitions. The Company will have certain burdens and costs with respect to these activities and certain additional risks associated with the subsequent integration of additional assets or properties into the Company’s operations.

The Company does not presently intend to invest in real estate mortgages, securities of or interests in persons primarily engaged in real estate activities (other than the Company’s current interest in Ananda), or investments in other securities such as bonds, preferred stocks or common stocks. However, the Company's Board of Directors may elect to make these investments in the future without a vote of shareholders.

Acquisition Selection

As stated above, the Company's management will have broad discretion in identifying and selecting prospective target acquisitions, and acquisitions are not likely to be submitted to shareholders for their consideration, and approval or rejection. The Company has not established any other specific attributes or criteria (financial or otherwise) for prospective target acquisitions. In evaluating a prospective target acquisition, the Company's management will consider, among other factors, the following:

*	Management's understanding of conditions of the particular market;
*	Management's assessment of the attractiveness of the timing of the acquisition;
*	Management's assessment of the financial attractiveness of a particular target relative to other available targets, and its potential for upside appreciation and return on investment;
*	Capital requirements and management's assessment of the ability to finance a particular target;
*	Macro-economic trends;
*	Environmental risks;
*	Physical condition of the target;
*	Management's assessment of the ability to redevelop, improve and manage a particular target;
*	Occupancy in the target vs. market;
*	Tenant profile; and
*	Lease rollover.

The Company's policy will be to acquire assets primarily for possible capital gain. The Company will not limit the amount or percentage of assets that will be invested in any specific property and it will place no limits on the number or amount of mortgages that may be placed on any one piece of property.

These criteria are not intended to be exhaustive, and the Company's Board of Directors may change them without a vote of shareholders. Any evaluation relating to the merits of a particular acquisition will be based, to the extent relevant, on the above factors as well as other considerations believed relevant by the Company's management in effecting an acquisition consistent with the Company's business objective. In evaluating a prospective target acquisition, the Company will conduct an extensive due diligence review which will encompass, among other things, physical inspection of the property or assets, a review of all environmental, zoning, permitted use and title issues, and a review of all relevant financial and other information which is made available to the Company. This due diligence review will be conducted either by the Company's management or by unaffiliated third parties the Company may engage, although the Company has no current intention to engage any such third parties.

The time and costs required to select and evaluate a target acquisition and to structure and complete the acquisition cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target acquisition that is not ultimately completed will result in a loss to the Company and reduce the amount of capital available to otherwise complete other acquisitions.

The Company expects to finance any future acquisition with a combination of a cash down payment and seller or third party financing, or the Company may satisfy a portion or all of the purchase price for a property with the Company's equity securities. To fund future down payments, the Company may need to procure cash from a future private equity offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." The Company has no assurance that it will be able to complete successfully such a private equity offering or obtain the additionally required seller or third party financing.

The Company has not yet hired any third party property management firms, but it may do so in the future. Any such arrangement would be made upon commercially reasonable terms. Nevertheless, the Company itself may manage all or some of its future properties.

To the extent the Company acquires financially poor assets or properties, the Company may be affected by numerous risks inherent in the business and operations of such properties or assets. Although the Company's management will endeavor to evaluate the risks inherent in a particular property acquisition, the Company cannot assure anyone that the Company will properly ascertain or assess all significant risk factors.

Sole Property Interest

Although the Company has considered additional real estate properties, the Company's only asset acquired to date consists of 400 units of limited liability company member interest (the "Units") in Ananda Investments, LLC, a Texas limited liability company ("Ananda"). These Units were acquired from Richard J. Church, the Company's sole director and officer. For additional information about the acquisition of the Units, see the section captioned "Executive Compensation and Certain Relationships – Related Party Transactions" below and the risk factor captioned "We have engaged in related party transactions."

The Units represent a 40% interest in Ananda. Ananda was formed in 2004 to own a particular real estate property. This property features a three-story building containing 5,793 sq. ft. situated on the southeast corner of 315 Fairview and Morgan, in the Montrose district, near and west of downtown Houston, Texas. The American Planning Association has previously honored Montrose as one of the country's 10 great neighborhoods. Until the third quarter of 2013, the entire property was leased to Fairview Cowboy Ventures, Inc., a Texas corporation ("Fairview") at a monthly rental rate of approximately $8,200 (for an effective annual per square foot rental rate of approximately $14.40) for the first year of the lease (with modest annual escalations thereafter). Fairview operated the 2,076 sq. ft. first floor as a neighborhood bar and subleased the 3,713 sq. ft. second and third floors for a single residence. A significant development during the third quarter of 2013 was the loss of Fairview as Amanda’s primary tenant. This loss resulted in a significant decline in Ananda’s revenues, which in turn materially adversely affected the Company’s financial performance. Ananda has continued a landlord-tenant relationship with the tenant on the second and third floors, but the rental rate for this space is less than the one for the first floor. Until the loss of Fairview, the property had remained fully leased since the summer of 2007.

Ananda is currently in the process of trying to sell its property, and if it fails to do so, it intends to secure a replacement tenant. In this connection, Ananda expects to consider a variety of possibilities, which could include the acquisition of an additional property to provide additional parking for the current property. The ultimate outcome of this situation cannot now be determined.

Ananda has previously renovated this property, and currently has no intention of significant changes to or improvements of this property at this time, although this plan could change in view of the property’s need for an additional tenant. As a result of its renovation, this property is believed to be in excellent condition. Moreover, the Company believes that Ananda's property is adequately insured. The Company also believes that Ananda will face fairly intense competition for tenants for its property. However, the Company further believes that Ananda is probably in a fairly good competitive position relative to the Houston metropolitan market.

This property is exceptional to Houston and the country in the following ways:

*	It is situated in an historical, eclectic and more pedestrian area,
*	The property was originally built in the 1930's (with renovations beginning in 2006), and
*	Has an added third floor containing a 20 foot long by 5.5 feet tall butt glass window and an attached 641 ft. wooden outside deck, both providing a spectacular view of downtown.

The property has a federal depreciable tax base of approximately $588,000, and is being depreciated using a straight-line method over 27 and one-half years, resulting in an annual depreciation deduction of approximately $5,780. Local authorities tax this property at a rate of approximately $0.2558961 per dollar of appraised value, resulting in annual property taxes of approximately $10,343.

In June 2013, Ananda re-financed its third party permanent financing. The original principal amount of the re-financed indebtedness was $410,173.44. This indebtedness accrues interest at the rate of 5.49% per annum, and is secured by the property. It is being paid off at a 15-year amortization rate in monthly installments of $3,366.78 until June 23, 2028, at which time the final installment of all unpaid principal and all accrued and unpaid interest shall be due and payable in full.

Although the Company carries the Units on its balance sheet at their original cost in accordance with generally accepted accounting principles, substantive back-up obtained in connection with the acquisition of the Units indicates that the Units have a fair market value of approximately $274,000. The back-up obtained in this connection includes a third party offer to buy the value of the Units for $240,000 through an offer to acquire the property for $1,000,000 and a current cash balance of Ananda attributable to the Units of approximately $34,000, Ananda’s property is currently on the market for a price that would yield to the Company an amount greater than the approximated fair market value of $274,000.

Policies with Respect to Certain Activities

The following is a discussion of certain of the Company's investment, financing and other policies. These policies have been determined by the Company's Board of Directors and, in general, may be amended or revised from time to time by the Company's Board of Directors without a vote of the Company's stockholders.

Issuance of senior securities

To the extent that the Company's Board of Directors determines to obtain additional capital, it may issue debt or equity securities, including senior securities. Existing shareholders will have no preemptive rights to common or preferred stock issued in any securities offering by the Company, and any such offering might cause a dilution of a stockholder's investment in the Company. Additional possible effects of such an offering are described in the risk factor captioned "Our failure to obtain needed additional capital in the future may result in our inability to finance future acquisitions and fund our working capital requirements."

Borrowing of money

The Company may use a number of different sources to finance the Company's acquisitions and operations, including cash flows from operations, seller financing, private financings (such as bank credit facilities, which may or may not be secured by the Company's assets), property-level mortgage debt, common or preferred equity issuances or any combination of these sources, to the extent available to the Company, or other sources that may become available from time to time, which could include asset sales and issuance of debt securities. Any debt that the Company incurs may be recourse or non-recourse and may be secured or unsecured. The Company also may take advantage of joint venture or other partnering opportunities as such opportunities arise in order to acquire properties that would otherwise be unavailable to the Company. The Company may use the proceeds of the Company's borrowings to acquire assets, to refinance existing debt or for general corporate purposes. Although the Company is not required to maintain any particular leverage ratio, the Company intends, when appropriate, to employ prudent amounts of leverage and to use debt as a means of providing additional funds for the acquisition of assets, to refinance existing debt or for general corporate purposes. The Company expects to use leverage conservatively, assessing the appropriateness of new equity or debt capital based on market conditions, including prudent assumptions regarding future cash flow, the creditworthiness of tenants and future rental rates. The Company's certificate of formation and bylaws do not limit the amount of debt that the Company may incur. The Company's Board of Directors has not adopted a policy limiting the total amount of debt that the Company may incur. The Company's Board of Directors will consider a number of factors in evaluating the amount of debt that the Company may incur. If the Company adopts a debt policy, its Board of Directors may from time to time modify such policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of the Company's properties, general conditions in the market for debt and equity securities, fluctuations in the market price of the Company's common stock, growth and acquisition opportunities and other factors. The Company's decision to use leverage in the future to finance its assets will be at the Company's discretion and will not be subject to the approval of the Company's stockholders, and the Company is not restricted by the Company's governing documents or otherwise in the amount of leverage that the Company may use. Since its inception, the Company has acquired one property interest involving seller financing. See "Sole Property Interest" above.

Purchase and sale (or turnover) of investments

The Company does not currently intend to dispose of any of the Company's properties in the near future, although the Company reserves the right to do so if, based upon management's periodic review of the Company's portfolio, the Company's Board of Directors determines that such action would be in the Company's best interest.

Offering of securities in exchange for property

Although the Company has no current plans to do so, the Company may in the future issue shares of common stock or units in connection with acquisitions of property. For issuances of shares in connection with acquisitions, the Company's Board of Directors will determine the timing and size of the issuances. The Company's Board of Directors intends to use its reasonable business judgment to fulfill its fiduciary obligations to the Company's then existing shareholders in connection with any such issuance. Nonetheless, future issuances of additional shares could cause immediate and substantial dilution to the net tangible book value of shares of Common Stock issued and outstanding immediately before such transaction. Any future decrease in the net tangible book value of such issued and outstanding shares could materially and adversely affect the market value of the shares. Since its inception, the Company has acquired one property interest in exchange for the issuance of the Company's securities. See "Sole Property Interest" above.

Shareholder reports

The Company does not intend to make annual or other reports to security holders except as required by the proxy rules of the U.S. Securities and Exchange Commission (the "Commission"). The annual reports required by these rules will contain financial statements certified by independent public accountants. Inquiring persons will be directed to the Commission's web site for a review of all of the Company's filings.

Activities in which the Company does not expect to participate

The Company does not intend to make loans to other persons, invest in the securities of other issuers for the purpose of exercising control, underwrite securities of other issuers, and repurchase or otherwise reacquire its shares or other securities. Moreover, the Company has not engaged in any of the preceding activities since its inception

Policies applicable to directors and officers

The Company's certificate of formation and bylaws do not restrict any of the Company's directors, officers, stockholders or affiliates from having a pecuniary interest in an investment to be acquired or disposed of or transaction in which the Company has an interest, or from conducting, for their own account, business activities of the type the Company conducts. Since its inception, the Company has acquired one property interest from the Company's sole officer and director. See "Sole Property Interest” above. However, the Company does not presently intend to engage in a similar transaction in the future, although this intention could change. In the case of unlikely future transaction involving a related party, the Company's Board of Directors will review the relevant facts and circumstances (including whether the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party) before approving such transaction. However, the Company cannot assure anyone that this policy will always be successful in protecting fully the interests of all shareholders.

Regulations

Environmental Regulations

Federal, state and local laws and regulations impose environmental controls, disclosure rules and zoning restrictions that directly impact the management, development, use, and/or sale of real estate. Such laws and regulations tend to discourage sales and leasing activities and mortgage lending with respect to some properties, and may therefore adversely affect the Company specifically, and the real estate industry in general. Failure by the Company to uncover and adequately protect against environmental issues in connection with a target acquisition may subject the Company to liability as buyer of such property or asset. Environmental laws and regulations impose liability on current or previous real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property. The Company may be held liable for such costs as a subsequent owner of such property. Liability can be imposed even if the original actions were legal and the Company had no knowledge of, or was not responsible for, the presence of the hazardous or toxic substances. Further, the Company may also be held responsible for the entire payment of the liability if the Company is subject to joint and several liability and the other responsible parties are unable to pay. The Company may also be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site, including the presence of asbestos containing materials. Insurance for such matters may not be available. Additionally, new or modified environmental regulations could develop in a manner that could adversely affect the Company.

Certain laws and regulations govern the removal, encapsulation or disturbance of asbestos containing materials ("ACMs"), when those materials are in poor condition or in the event of building renovation or demolition, impose certain worker protection and notification requirements and govern emissions of and exposure to asbestos fibers in the air. These laws may also impose liability for a release of ACMs and may enable third parties to seek recovery against the Company for personal injury associated with ACMs. There may be ACMs at certain of the properties the Company acquires.

Americans with Disabilities Act

Certain properties the Company acquires may be required to comply with the Americans with Disabilities Act of 1990, or the ADA. The ADA has separate compliance requirements for "public accommodations" and "commercial facilities," but generally requires that buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants, or both. While the tenants to whom the Company leases properties will be obligated by law to comply with the ADA provisions, and under the Company's leases will typically be obligated to cover costs associated with compliance, if required changes involve greater expenditures than anticipated, or if the changes must be made on a more accelerated basis than anticipated, the ability of such tenants to cover costs could be adversely affected and the Company could be required to expend its own funds to comply with the provisions of the ADA, which could adversely affect the Company's results of operations and financial condition and its ability to make distributions to shareholders. In addition, the Company will be required to operate its properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to the Company's properties. The Company may be required to make substantial capital expenditures to comply with those requirements and these expenditures could have a material adverse effect on the Company.

Jumpstart Our Business Startups Act

The Jumpstart Our Business Startups Act, or the JOBS Act, was signed into law on April 5, 2012. Under this law, the Company is an "emerging growth company." This status entails significant advantages, which are discussed below. To be an "emerging growth company," a company must have:

* Less than $1 billion in annual revenue
* Gone public after December 8, 2011
* Issued no more than $1 billion in debt
* Floated no more than $700 million in stock

Companies meeting these requirements have the following significant advantages:

*	They must report only two years of audited financial statements when they file to go public
*	They can submit a draft registration statement to the SEC for confidential review, which will not be publicly filed until at least 21 days before the road show for the offering.
*	They can “test the waters" by communicating with qualified investors to determine whether such investors might have an interest in a contemplated securities offering.
*	Underwriters of their initial public offering may be able to issue research reports on the stocks ahead of the offerings
*	They need not comply with any new or revised financial accounting standards until such date such standards are also applicable to private companies.
*	For up to five years, they will be exempt from certain disclosures dealing with executive compensation.
*	They will not be required to have an auditor attest to their internal financial controls over financial reporting
*
They are exempt from future rules of the Public Company Accounting Oversight Board (which oversee the audits of public companies) mandating auditor rotation or making modifications to the auditor report

*	They do not have to give shareholders a vote on executive compensation, or a so-called "Say-on-Pay Vote."

An emerging growth company will lose its status as such on the earliest of the following:

*	The last day of the fiscal year in which the company had $1 billion or more in annual gross revenues
*	The last day of the fiscal year following the fifth anniversary of the company's initial public offering
*	The date on which the company has, during the previous three-year period, issued more than $1 billion in non-convertible debt
*	The date on which the company is deemed a "large accelerated filer."

Employees

The Company currently has no employees, and the Company expects that it will not have any employees until its business expands appreciably. Richard J. Church, the Company's sole director and officer, is currently the only person providing labor services on behalf of the Company. Mr. Church is not obligated to devote any specific number of hours to the Company's business, and he intends to devote only as much time to the Company's business as he believes necessary. See the risk factors "Risk Factors - RISKS RELATED TO THE MANAGEMENT OF OUR BUSINESS."

Properties and Facilities

The only significant property that the Company owns at this time is the Company's interest in Ananda Investments, LLC, the Texas limited liability company, which owns a 5,793 sq. ft. building situated in the Montrose district near and west of downtown Houston, Texas. See "Sole Property Interest" above. For now and for the foreseeable future, Richard J. Church, the Company's sole director and officer, is making available gratuitously a small amount of office space for the Company's corporate offices. If the Company's business expands appreciably, the Company will probably procure its own office space or will commence paying some reasonable fee to Mr. Church for providing office space.

Legal Proceedings

Since the date of its organization through the date of this Prospectus, the Company has not been involved in any legal proceedings. There can be no assurance, however, that the Company will not in the future be involved in litigation incidental to the conduct of its business.

Available Information

The Company has filed with the U.S. Securities & Exchange Commission (the “Commission”) a Registration Statement on Form S-1, amendments thereto on Form S-11 and exhibits relating thereto (collectively, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of which this Prospectus is a part. This Prospectus does not contain all the information set forth in the Registration Statement. Reference is made to such Registration Statement for further information with respect to the Company and the securities of the Company covered by this Prospectus.

The Company is a reporting company with the Commission. As a consequence, the Company will file with the Commission Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. The Annual Reports on Form 10-K will contain audited financial statements. After they are filed, these reports can be inspected at, and copies thereof may be obtained at prescribed rates, at the Commission's Public Reference Room located at 101 F Street, N.E., Washington, D.C. 20549, between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time, except federal holidays and official closings. The Commission maintains a web site that contains reports, proxy statements and information statements and other information (including the Registration Statement) regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. The Company's reports can be inspected at, and copies downloaded from, the Commission's web site. Please call the Commission’s Office of Investor Education and Advocacy at 202/551-8090 for further information on inspecting reports on the Commission's web site or requesting a paper copy.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

The Company was incorporated on August 10, 2009 for purposes of acquiring financially attractive real estate properties. The Company made its first and heretofore only property acquisition in early January 2010. This acquisition consisted of a 40% ownership interest in Ananda Investments, LLC (“Ananda”), a Texas limited liability company that owns a particular real estate property near and west of downtown Houston, Texas. Because it has owned only this single asset since 2010, the Company has limited financial results to report.

The Jumpstart Our Business Startups Act, or the JOBS Act, was signed into law on April 5, 2012. As permitted under Section 102(b)(1) of this Act, the Company has elected to use the extended transition period for complying with new or revised accounting standards. This election allows the Company to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, the Company's financial statements may not be comparable to those of companies that comply with public company effective dates.

Results of Operations – REO Plus, Inc.

Six Months Ended June 30, 2014 Compared to Six Months Ended June 30, 2013

Revenues. During the first six months of 2014, the Company had revenues in the amount of $11,966 from consulting services. During the first six months of 2013, the Company had no revenues from this source (or any other source) as the Company began providing consulting services during the third quarter of 2013.

Expenses. During the first six months of 2014, the Company had expenses in the amount of $39,086 from professional fees. These expenses represent a decrease of $10,484 from expenses in the amount of $49,570 for professional fees during the first six months of 2013. This decrease resulted primarily from lower legal, accounting and audit fees paid in 2014 compared to those paid during the corresponding period in 2013.
Net Loss from Operations. Because the Company had revenues in the first six months of 2014 and expenses for such quarter declined, the Company had a net loss from operations in the amount of $27,120 during the first six months of 2014, compared to a net loss from operations in the amount of $49,570 during the first six months of 2013.

Other Income (Expense). During the first six months of 2014, the Company had equity in loss of its unconsolidated affiliate, Ananda, in the amount of $10,656. This equity in loss of unconsolidated affiliate represents a $14,654 decrease from the equity in income of unconsolidated affiliate in the amount of $3,998 during the first six months of 2013 as Ananda’s financial performance decreased correspondingly from the earlier period to the latter. During the first six months of 2014, the Company had interest expense in the amount of $13,760. All of this interest was due to Mr. Church and Akashic for the seller-financing and loans for operating expenses described above. Of this amount, $6,650 was due to Mr. Church as consideration for his sale to the Company in early 2010 of the ownership interest in Ananda now owned by the Company. The Company also accrued this same amount of interest in the first six months of 2013 for the same reason. The remaining $7,110 of the $13,760 interest expense amount was due to Mr. Church and an entity controlled by him as consideration for loans made to the Company for operating expenses. This represents a slight increase of $1,388 in interest accrued in the first six months of 2014 compared to the first six months of 2013.

Net loss. In view of revenues and a decrease in expenses (offset largely by equity in loss of unconsolidated affiliate), the Company had a net loss in the amount of $51,536 during the first six months of 2014, or a per-share loss of $0.03, compared to a net loss in the amount of $57,944 during the first six months of 2013, or a per-share loss of $0.03.

Comparison of Year Ended December 31, 2013 to Year Ended December 31, 2012

Revenues. During fiscal 2013, the Company had revenues in the amount of $33,549 from consulting services. During fiscal 2012, the Company had no revenues from this source (or any other source) as the Company began providing consulting services during fiscal 2013.

Expenses. During fiscal 2013, the Company had expenses in the amount of $72,983 from professional fees. These expenses represent a decrease of $15,662 the amount of $88,645 from professional fees during fiscal 2012. During fiscal 2012, the Company was working on the registration statement by which the Company became a public company, and this work incurred considerable professional fees. No work on this registration statement occurred during fiscal 2013, and this explains in large part the decline in professional fees in fiscal 2013.

Net Income from Operations. Because the Company had revenues in fiscal 2013 and expenses for such fiscal year declined, the Company had a net loss from operations in the amount of $39,434 during fiscal 2013, compared to a net loss from operations in the amount of $88,645 during fiscal 2012.

Other Income (Expense). During fiscal 2013, the Company had equity in loss of its unconsolidated affiliate, Ananda Investments, LLC, in the amount of $3,854. This figure represents a $16,992 decrease from the equity in income of such unconsolidated affiliate in the amount of $13,138 during fiscal 2012. This decrease resulted from a significant decrease in Ananda’s revenues when it lost its primary tenant during the third quarter of 2013. During fiscal 2013, the Company had interest expense in the amount of $26,270. This amount represents an increase of $6,494 from interest expense in the amount of $19,776 during fiscal 2012. Of the $26,270 amount, $13,300 was due to Mr. Church as consideration for his sale to the Company in early 2010 of the ownership interest in Ananda now owned by the Company. The Company also accrued $13,300 in interest due to Mr. Church in fiscal 2012 for the same reason. The remaining $12,970 of the $26,270 interest expense amount was due to Mr. Church and an entity controlled by him as consideration for loans made to the Company for operating expenses, and this amount represents the increase in interest expense from fiscal 2012 to fiscal 2013.
Net loss. The Company had a net loss in the amount of $69,558 during fiscal 2013, or a per-share loss of $0.04, compared to net loss in the amount of $95,283 during fiscal 2012, or a per-share loss of $0.05. The lower loss was the result revenues from consulting services during fiscal 2013 and the reduction in expenses in fiscal 2013, offset to some extent by the increase in equity in loss of Ananda in fiscal 2013 and the increase interest expense in fiscal 2013.

Results of Operations – Ananda Investments, LLC

Six Months Ended June 30, 2014 Compared to Six Months Ended June 30, 2013

Revenues. During the first six months of 2014, Ananda had revenues in the amount of $13,200. These revenues represent a decrease of $36,282 from revenues in the amount of $49,482 during the first six months of 2013, due to the loss of Amanda’s primary tenant during the third quarter of 2013.

Expenses. During the first six months of 2014, Ananda had expenses in the amount of $28,867. These expenses represent an increase of $2,235 from expenses in the amount of $26,632 during the first six months of 2013. The increase in repairs and maintenance represents the largest portion of the increase in expenses, offset to a large extent by a decrease in depreciation and amortization.

Net Income from Operations. In view of the significant decrease in revenues and a small increase in expenses, Ananda had a net loss from operations in the amount of $15,667 during the first six months of 2014, compared to net income from operations in the amount of $22,850 during the first six months of 2013.

Other Income (Expense). During the first six months of 2014, Ananda had interest expense in the amount of $11,033. This interest expense represents a slight decrease from interest expense in the amount of $12,925 during the first six months of 2013. During the first six months of 2014, Ananda had interest income of $60 compared to interest income of $70 during the first six months of 2013.

Net Income. In view of the significant decrease in revenues and a small increase in expenses, Ananda had a net loss in the amount of $26,640 during the first six months of 2014, compared to net income in the amount of $9,995 during the first six months of 2013.

Comparison of Year Ended December 31, 2013 to Year Ended December 31, 2012

Revenues. During fiscal 2013, Ananda had revenues in the amount of $66,035. These revenues represent a decrease of $39,087 from revenues in the amount of $105,122 during fiscal 2012. This decrease resulted from the loss of Ananda’s primary tenant during the third quarter of 2013.

Expenses. During fiscal 2013, Ananda had expenses in the amount of $51,611. These expenses represent n increase of $6,059 from expenses in the amount of $45,552 during fiscal 2012, as all categories of Ananda’s expenses increased somewhat during fiscal 2013.

Net Income from Operations. In view of the significant decrease in revenues in fiscal 2013 and measureable increase in expenses in fiscal 2013, Ananda had net income from operations in the amount of $14,424 during fiscal 2013, compared to net income from operations in the amount of $59,570 during fiscal 2012.

Other Income (Expense). During fiscal 2013, Ananda had net interest expense in the amount of $24,060. This net interest expense represents a slight decrease from net interest expense in the amount of $26,725 during fiscal 2012, as Ananda refinanced its permanent financing at a more favorable interest rate.

Net Income. In view of the preceding net income from operations and net interest expenses, Ananda had a net loss in the amount of $9,636 during fiscal 2013, compared to a net income in the amount of $32,845 during fiscal 2012.
Liquidity and Capital Requirements

The Company began its pursuit of real estate acquisitions in 2010. Currently, the Company has only one real estate interest. The Company cannot assure anyone that it will be able to acquire any additional real estate properties due to the Company’s limited financial resources at the present. The Company expects to finance any future acquisition with a combination of a cash down payment (probably 10% to 25% or more of the purchase price) and seller or third party financing (for the remaining approximately 75% to 90% of the purchase price), although the Company may in limited circumstances be able to satisfy a portion of the purchase price for a property with the Company’s equity securities. The Company will need to procure cash to fund future down payments from a future private equity offering. Moreover, the Company expects that its largest shareholder may be required to guarantee personally the Company’s seller or third party financing.

The Company is currently trying to determine the scope of the acquisitions that it wishes to pursue. The amount of capital that the Company will need will depend on the scope of the acquisitions that the Company ultimately decides to pursue, which is uncertain at this time. However, for the Company to acquire any additional real estate properties, the Company would be required to undertake certain financing activities. The sources for financing would most likely be private equity sources, such as institutional investors or wealthy individuals. The Company currently does not have any binding commitments for, or readily available sources of, additional financing. The Company cannot assure anyone that additional financing will be available to it when needed or, if available, that such financing can be obtained on commercially reasonably terms. If the Company does not obtain additional financing, it will not be able to acquire any additional real estate properties, and perhaps will not even be able to stay in business for that matter. If the Company does not obtain necessary additional financing, it may be constrained to attempt to sell the sole interest that it has heretofore acquired or additional interests that it may hereafter acquire. However, the Company cannot assure anyone that it will be able to find interested buyers or that the funds received from any such sale would be adequate to fund the Company’s activities. Under certain circumstances, the Company could be forced to cease its operations and liquidate its remaining assets, if any. The Company cannot assure anyone that it will be successful in obtaining necessary capital and in its acquisition activities, although the Company believes that the procurement of additional financing and the completion of additional acquisitions will be easier in view of its fairly new status as a public SEC reporting company.

The Company has incurred losses since inception. These losses have been financed by loans to the Company by Richard J. Church, the controlling stockholder of the Company, and an entity controlled by him. The aggregate amount of the loans by Mr. Church to the Company now totals $303,460. Of this amount, $170,960 was borrowed through fiscal 2012, $90,000 during fiscal 2013, and $42,500 during fiscal 2014 through August 12, 2014. Further information about this outstanding amount can be found in the section captioned “Executive Compensation and Certain Transactions” below. Mr. Church has indicated that he intends to continue to loan funds to the Company for expenses in excess of revenues for the next 12 months, but he is under no legal obligation to do so. Accordingly, he could stop making such loans at any time, and the Company would be constrained to find alternative sources of funds. Mr. Church has also agreed to allow the Company to postpone payment of interest on loans to Mr. Church until such time when the company liquidity is improved. The Company has no assurance that it will be able to find such alternative sources. Moreover, if Mr. Church decides to stop financing the Company’s expenses, he may also decide to sell all or some portion of his stock in the Company to one or more persons who may elect to discontinue the Company’s historical business and change the Company’s business focus.

Known Trends

Because of the steady improvement in domestic real estate markets across the board and specifically in Houston and the growth of the oil and gas business in Texas, discerning definite trends through 2014 seems reasonable. Property values and property taxes are increasing in targeted markets, and the continuation of this trend seems likely, at least through 2014. Rents and occupancy have been increasing slightly in targeted markets, but they could begin to decline if the domestic economy softens. Management believes that most industry participants have assumed a definitely more aggressive approach in land, property acquisition and development. The Company is evaluating opportunities on a property-by-property basis while anticipating perceived trends to continue at least through 2014, and it expects the business to support development to remain steady through 2016, although there can no assurances that the business climate will remain attractive during this period. Another positive factor in today's market is the continued historical lower interest rates that may be fixed for a number of years (as the loan received by Ananda for a fifteen (15) year amortization) and that significantly reduce the expense of capital, and acquisition/refinancing loans are less difficult to obtain in today's market as there are more lenders with firming financial positions and loosened requirements for real estate than were available less than two (2) years ago.

Seasonal Effects and Effects of Inflation

Management believes that the real estate interest that it currently owns is not, and the ones that it will seek to acquire in the future will not be, subject to seasonal variations. Management further believes that inflation will not affect the Company for the foreseeable future since the Company's financing is fixed through September 2014, although inflation may have greater effects in future years with increased interest rates, and in ways that cannot now be determined.

Off-balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Changes in Certifying Accountant

On or about August 1, 2012, Child, Van Wagoner & Bradshaw, PLLC (“CVB”), the principal accountant for the Company, ceased its accounting practice for SEC reporting companies. At or about the same time Anderson Bradshaw PLLC (“Anderson Bradshaw”) was established as a successor firm to CVB to continue performing audits for SEC reporting companies. As Anderson Bradshaw is viewed as a separate legal entity, the Company dismissed CVB as its principal accountant and engaged Anderson Bradshaw as the Company's principal accountant for the Company's fiscal year ending and the interim periods for 2012. The decision to change principal accountants was approved by the Company’s Board of Directors. The Company does not have a separate audit committee.

None of the reports of CVB on the Company's financial statements for either of the past two years or subsequent interim period contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, except that the report of CVB for the years ended December 31, 2011, 2010 and 2009 did include a paragraph disclosing uncertainty about the Company's ability to continue as a going concern.

For the two most recent fiscal years and any subsequent interim period through August 1, 2012 (date of dismissal), there were (i) no disagreements between the Company and CVB, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of CVB, would have caused them to make reference to the subject matter of the disagreement in connection with its report, and (ii) no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

The Company provided CVB a copy of the disclosures in this section prior to the filing with the SEC and requested that CVB furnish it with a letter addressed to the SEC stating whether or not CVB agrees with the Company's statements applicable to it in this section. A copy of the letter dated September 13, 2012 furnished by CVB in response to that request is filed as Exhibit 16.1 to the Registration Statement of which this Prospectus is a part.

On or about August 1, 2012 the Company engaged Anderson Bradshaw as its principal accountant to audit the Company's financial statements as successor to CVB. During the Company's two most recent fiscal years or subsequent interim period, the Company has not consulted with the entity of Anderson Bradshaw regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, nor did the entity of Anderson Bradshaw provide advice to the Company, either written or oral, that was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue.

Further, during the Company's two most recent fiscal years or subsequent interim period, the Company has not consulted the entity of Anderson Bradshaw on any matter that was the subject of a disagreement or a reportable event.

The Company provided Anderson Bradshaw a copy of the disclosures in this section prior to the filing with the SEC and offered an opportunity to provide a letter addressed to the SEC if desired. If Anderson Bradshaw provides such a letter, it will be filed subsequently as an exhibit to the Registration Statement of which this Prospectus is a part.

On November 27, 2012, REO Plus, Inc. (the “Company”) dismissed Anderson Bradshaw PLLC (“ABPLLC”), which had been engaged as the Company's principal accountant for the Company's fiscal year ending and the interim periods for 2012. Because of the timings of the engagement and the dismissal, ABPLLC had not provided any services to the Company with regard to fiscal 2012 or any interim period in 2012. The Company's Board of Directors approved the decision to end this relationship. The Company does not have a separate audit committee.

The Company provided ABPLLC a copy of the disclosures in this section prior to the filing with the Securities and Exchange Commission (“SEC') and requested that ABPLLC furnish it with a letter addressed to the SEC stating whether or not ABPLLC agrees with the Company's statements applicable to it in this section. A copy of the letter dated November 29, 2012 furnished by ABPLLC in response to that request is filed as Exhibit 16.2 to the Registration Statement of which this Prospectus is a part.

On November 27, 2012, the Company engaged a new independent registered public accounting firm, MaloneBailey, LLP (“Malone”), to audit the Company's financial statements for the fiscal year ending December 31, 2012. The Company's Board of Directors approved the decision to engage Malone.

During the Company's two most recent fiscal years ended December 31, 2012 and December 31, 2011 (respectively), and through the date of this Report, the Company did not consult with Malone on (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that may be rendered on the Company's financial statements, and Malone did not provide either a written report or oral advice to the Company that Malone concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of any disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, or a reportable event within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

The Company provided Malone a copy of the disclosures in this section prior to the filing with the SEC and offered an opportunity to provide a letter addressed to the SEC if desired. If Malone provides such a letter, provides such a letter, it will be filed subsequently as an exhibit to the Registration Statement of which this Prospectus is a part.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF SHARE OWNERSHIP

The following is a general discussion of certain of the U.S. federal income tax consequences of holding and disposing of the Company's common stock by U.S. Holders and Non-U.S. Holders (each as defined below). This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury regulations, administrative interpretations and court decisions all as in effect as of the date hereof, and all of which may change, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service, or the IRS, as to the matters addressed herein, and the following summary is not binding on the IRS or the courts. As a result, the IRS could adopt a contrary position, and a court could sustain such a contrary position.

For purposes of this discussion, a "U.S. Holder" is a beneficial owner of the Company's common stock that is:

*	A citizen or individual resident of the United States;
*	A corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
*	An estate the income of which is subject to U.S. federal income tax regardless of its source; or
*
A trust if either (i) the trust is subject to the primary supervision of a court within the United States and one or more U.S. persons as described in Section 7701(a)(30) of the Code have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A "Non-U.S. Holder" is a beneficial owner of the Company's common stock that is not a U.S. Holder.

This discussion does not address all of the tax consequences that may be relevant to specific Holders in light of their particular circumstances or the U.S. federal income tax considerations applicable to Holders subject to special treatment under U.S. federal income tax law, including, for example, brokers or dealers in securities, financial institutions, mutual funds, insurance companies, tax-exempt entities, Holders who hold the Company's common stock as part of a hedge, appreciated financial position, straddle, or other risk reduction strategy, Holders who acquired their common stock other than for cash, Holders which are treated as partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities and Holders liable for the alternative minimum tax. Furthermore, this discussion only addresses Holders who purchase the Company's common stock and hold such common stock as capital assets within the meaning of Section 1221 of the Code. No information is provided herein with respect to the tax consequences of the holding or disposing of the Company's common stock under applicable state, local or foreign laws or any estate or gift tax consequences. Prospective Holders are urged to consult their own tax advisors regarding the U.S. federal tax consequences of owning and disposing of the Company's common stock, as well as the applicability and effect of any state, local or foreign tax laws.

If an entity treated as a partnership for U.S. federal income tax purposes holds the Company's common stock, the tax treatment of a partner or member in such entity will generally depend upon the status of the partner or member and the activities of the entity. If you are a partner or member of such an entity that holds the Company's common stock, you should consult your own tax advisor.

U.S. Holders

Distributions

Generally, a distribution by the Company with respect to the Company's common stock will be treated as a taxable dividend to the extent of the Company's current and accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of a distribution exceeds the Company's current and accumulated earnings and profits, the excess will constitute a tax-free return of capital to the extent of a Holder's tax basis in the common stock, and thereafter as gain from the sale or exchange of such common stock, the taxation of which is described under the heading "Sales, Exchanges or Other Taxable Dispositions." Certain Holders (including individuals) may qualify for preferential U.S. federal income tax rates in respect of dividend income. Holders that are corporations may be eligible for a dividend-received deduction in respect of a dividend distribution.

Sales, Exchanges or Other Taxable Dispositions

Upon the sale, exchange or other taxable disposition of the Company's common stock, a Holder generally will recognize gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale, exchange or other taxable disposition, and (ii) such Holder's adjusted tax basis in the common stock. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the Holder's holding period is more than one year at the time of sale or disposition. Certain Holders (including individuals) can qualify for preferential U.S. federal income tax rates in respect of long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

Distributions

Dividends paid by the Company to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a 30% rate, unless (i) an applicable income tax treaty reduces or eliminates such tax, and a Non-U.S. Holder provides the Company with an IRS Form W-8BEN (or successor form) certifying its entitlement to the benefit of such treaty, or (ii) the dividends are effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States and the Non-U.S. Holder provides the Company with an IRS Form W-8ECI (or successor form). In the latter case, a Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such dividends in the same manner as a U.S. person, unless otherwise provided in an applicable income tax treaty. Additionally, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax on its after-tax effectively connected dividend income at a rate of 30% (or at a reduced rate under an applicable income tax treaty). If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, such Non-U.S. Holder may obtain a refund of any excess amount withheld by filing an appropriate claim for refund with the IRS.

To the extent that the amount of a distribution exceeds the Company's current and accumulated earnings and profits, the excess will constitute a tax-free return of capital to the extent of a Holder's tax basis in the common stock, and thereafter as gain from the sale or exchange of such common stock, the taxation of which is described under the heading 'Sales, Exchanges or Other Taxable Dispositions."

Sales, Exchange or Other Taxable Dispositions

Generally, a Non-U.S. holder will not be subject to U.S. federal income tax on a gain realized upon the sale, exchange or other disposition of the Company's common stock unless (i) such Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition and certain other conditions are met, (ii) the gain is effectively connected with such Non-U.S. Holder's conduct of a trade or business in the United States and, where a tax treaty so provides, the gain is attributable to a U.S. permanent establishment of such Non-U.S. Holder, or (iii) the Company is or has been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held the Company's common stock and either (a) the Company's common stock has ceased to be traded on an "established securities market" prior to the beginning of the calendar year in which the sale, exchange or other disposition occurs, or (b) the Non-U.S. Holder owns (actually or constructively) more than five percent of the Company's common stock (the "Five Percent Exception"). It is possible that the Company could become a "U.S. real property holding corporation", in which case gains from a disposition of the Company's common stock (including from a distribution in excess of the Company's current and accumulated earnings and profits and in excess of a Non-U.S. Holder's tax basis in its common stock) will be subject to tax under the Foreign Investment in Real Property Tax Act, or FIRPTA, unless the Non-U.S. Holder met the Five Percent Exception. If the gain on the disposition of common stock were to be subject to tax under FIRPTA, such Non-U.S. Holder would be required to file a U.S. federal income tax return and would be subject to U.S. federal income tax in the same manner as a U.S person with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In that case, withholding tax at a rate of 10.0% of the proceeds of the sale could apply, which withholding tax would be creditable against such Non-U.S. Holder's U.S. federal income tax liability.

Recent Developments

Legislation has been enacted that will materially change the requirements for obtaining an exemption from U.S. withholding tax and impose withholding taxes on certain types of payments made to "foreign financial institutions" and certain other non-U.S. entities after December 31, 2013. In general, and depending on the specific facts and circumstances, the failure to comply with certain certification, information reporting and other specified requirements will result in a 30% withholding tax being imposed on "withholdable payments" to such institutions and entities, including payments of dividends and proceeds from the sale of the Company's common stock. Prospective investors should consult their tax advisors regarding this legislation and the potential implications of this legislation on their investment in the Company's common stock.

Newly enacted legislation may require certain U.S. Holders that are individuals, estates or trusts to pay an additional 3.8% tax on dividends received on, and on capital gains realized on a sale or other disposition of, the Company's common stock, for years beginning after December 31, 2013. U.S. Holders should consult their own tax advisors regarding the effect, if any, of this legislation on them.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with dividend payments on the Company's common stock and the proceeds from a sale or other disposition of the common stock. A Holder will be subject to U.S. backup withholding tax on these payments if the Holder fails to provide its taxpayer identification number to the paying agent and to comply with certain certification procedures or otherwise to establish an exemption from backup withholding. The amount of any backup withholding from a payment to a Holder will be allowed as a credit against the Holder's U.S. federal income tax liability and may entitle the Holder to a refund, provided that the required information is timely furnished to the IRS, and other applicable requirements are satisfied.

MANAGEMENT

The sole director and executive officer of the Company is Richard J. Church, who is 59 years old. Mr. Church has served as the Company's sole director, and the Company’s President, Treasurer and Secretary, since the Company’s formation. Mr. Church is not an “independent” director under any independence standards available to the Company. In 1986, Mr. Church co-founded Church Realty, a commercial and investment real estate company involved in the acquisition, holding, disposition, brokerage and management of commercial and investment properties. In 2004, Mr. Church dissolved Church Realty to pursue personal investments in real estate and securities, activities with respect to which he has continued through the present. Essentially, Mr. Church has been a private investor for the past five years, holding certain positions in the ventures in which he has invested, such as the following:

*	Vice President of Ananda Investments, Inc. from January 2005 to December 2009 and Managing Member of Ananda Investments, LLC from January 2010 to the present
*	President of Akashic Ventures, Inc. from May 2008 to the present
*	President of REO Plus, Inc. from January 2010 to the present

Mr. Church is a licensed real estate agent and sits on the Board of Directors of Southwestern Manufacturing Co., Inc. Mr. Church graduated from the University of Texas at Austin, Texas in 1976 with a Bachelor of Science in electrical engineering.

The following is a discussion of Mr. Church's specific experience, qualifications, attributes and skills that qualify him to serve as a director of the Company:

*
Mr. Church began investing in real estate when he was 19 years old, and he has continued to invest in real estate for 40 years. In his early years of investing, he acquired a couple of investment condominiums, a small retail property on Westheimer, in the Montrose area of Houston, Texas, and a closed gas station on the Eastex Freeway that he converted into a convenience store.

*
Around 1986 during a severe downturn in the Houston real estate market, Mr. Church began buying foreclosed properties with his brother. From 1986 to about 1988 Mr. Church and his brother acquired (through federal tax lien foreclosures) and managed several houses and a 6,000 square foot operating grocery store. One of these houses, originally built in the 1920s, was completely renovated by Mr. Church and his brother.

*
Beginning in 1988 Mr. Church acquired his Texas real estate license and with his brother co-founded Church Realty, a commercial real estate brokerage and management company that brokered, acquired and managed commercial real estate properties. Through 2000 Mr. Church sold thousands of residential lots, and commercial property having aggregate purchase prices in the tens of millions of dollars, including office buildings, apartments, mid-rise residential condominium complexes and retail centers. During this period Mr. Church identified for acquisition and participated in the purchase and management of the following properties:

-	One Genesis Plaza - approximately 36,000 square feet, West Bellfort, Houston, Texas
-	Sands Point Office Building - approximately 14,400 square feet, Sands Point, Houston, Texas

-	Grey Falls Retail Center - approximately 12,000 square feet, Westheimer, Houston, Texas
-	Eastex Frontage Land Parcel - approximately 20,000 square feet of land, Eastex Freeway, Houston, Texas

-	West Oaks Retail Center - approximately 42,000 square foot Retail Center, Westheimer, Houston, Texas

Mr. Church had disposed of nearly all of his interests in the preceding properties by 2004.

*
Moreover, in addition to the other real estate activities discussed herein, since 2004 Mr. Church has redeveloped the Company’s asset with Ananda Investments, LLC from a deserted building requiring complete renovation to a high-end retail and residential income producing property. In addition, Mr. Church has made private equity investments in eight Chinese-oriented, six technology-oriented, one medical-oriented and one marketing-oriented companies. These acquisitions helped hone Mr. Church's abilities to close acquisitions.

*
In addition, Mr. Church has been a licensed real estate agent for 20+ years, has served on the Board of Directors of Southwestern Manufacturing Co., Inc. (an industrial products distributor, "SWC" herein) for over 30 years, acting as its real estate consultant on properties that SWC owns and manages.

The authorized number of directors of the Company is presently fixed at one. Each director will serve for a term of one year that expires at the following annual shareholders' meeting. Each officer serves at the pleasure of the Board of Directors and until a successor has been qualified and appointed. Currently, the Company’s policy is that directors will receive no remuneration for their services as such, but that the Company will reimburse directors for any expenses incurred in attending any directors meeting.

There are no family relationships, or other arrangements or understandings between or among any of the directors, executive officers or other person pursuant to which such person was selected to serve as a director or officer

EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

Executive Compensation

As of the date of this Prospectus, the Company has paid no compensation to any member of management. In addition, the Company has not adopted any retirement, pension, profit sharing, stock option or insurance programs or other similar programs for the benefit of its management or employees. Management does not expect to pay any remuneration to itself (other than expense reimbursements) until such time as it is able to raise enough funds or has enough positive cash flow to do so. Any salaries paid would be at market levels, consistent with any restrictions on salaries imposed by the investors providing the additional funds or by other financial constraints.

The Company has not entered into an employment agreement with its sole executive officer.

Related Party Transactions
The Company acquired its sole current property interest from Richard J. Church, the Company's sole director and officer for 934,500 shares of the Company's common stock and a promissory note in the amount of $190,000. The promissory note bears interest at a rate of seven percent (7.0%) per annum, and requires quarterly payments of interest in the amount of $3,325.00, with a final balloon of all outstanding principal and interest due and payable on January 1, 2020. As of December 31, 2013, the entire outstanding principal amount of the promissory note remained outstanding.

The Company's sole current property interest consists of 400 units of limited liability company member interest (the "Units") in Ananda Investments, LLC, a Texas limited liability company. The transfer of these Units was effected by the execution and delivery of an assignment and assumption agreement in which Mr. Church agreed to transfer the Units free and clear of liens and encumbrances, but otherwise made no other representations, warranties or indemnities. Mr. Church originally acquired these Units in 2004 for approximately $106,000. Based on substantive back-up obtained in connection with the transactions described immediately preceding, Mr. Church believes that such transactions were commercially reasonable. However, there can be no assurance that the terms and conditions of the interest acquisition are as favorable to us as those that could have been obtained in true arms-length negotiations. Moreover, because Mr. Church is the sole member of the Company's management, there can be no assurance that the Company would enforce a claim against Mr. Church arising out of any problem related to the acquisition. Although the Company carries the interest on its balance sheet at its original cost (less allocated losses) in accordance with generally accepted accounting principles, substantive back-up obtained in connection with the acquisition of the interest indicates that it has a fair market value of approximately $225,000. The back-up obtained in this connection included a review of eight comparable properties for sale, two land comparables, an income capitalization analysis, and an analysis of cost to rebuild, and consultations with a qualified real estate broker.

The Company has incurred losses since inception. To finance these losses, the Company has borrowed from Mr. Church and an entity controlled by him. The aggregate amount of the now totals $303,460. Of this amount, $170,960 was borrowed through fiscal 2012, $90,000 during fiscal 2013, and $42,500 during fiscal 2014 through August 12, 2014. These loans accrue interest at a rate of 5% per annum. Accrued interest on the loans is due and payable in annual installments in the amount of $14,797. The principal amount of the loans is due in a single balloon payment due and payable on February 9, 2017. If the Company does not have funds to pay these amounts as they become due, Mr. Church could extend the payment date for such loans, or he could exercise the rights of a creditor, which could include the procurement of a judgment against the Company and the exercise of the rights of a judgment creditor against the assets of the Company. Mr. Church has indicated that he intends to continue to loan funds to the Company for expenses in excess of revenues for the next 12 months, but he is under no legal obligation to do so.Mr. Church has also agreed to allow the Company to postpone payment of interest on loans to Mr. Church until such time when the company liquidity is improved.

PRINCIPAL SHAREHOLDERS

The following table sets forth as of September 30, 2014 information regarding the beneficial ownership of Common Stock (i) by each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) by each director; and (iii) by all directors and officers as a group.

Name and Address of Beneficial Owner	Beneficial Ownership (1)
	Number		Percent
Richard J. Church	1,779,557	(2)	95%
All directors and executive officers as a group (one person)	1,779,557	(2)	95%

(1)	Includes shares beneficially owned pursuant to options, warrants and convertible securities exercisable or convertible within 60 days.
(2)	Includes 1,775,550 shares owned outright and 4,007 shares owned by Akashic Ventures, Inc., a corporation that is controlled by Mr. Church.

SELLING SHAREHOLDERS

The following table sets forth certain information as of September 30, 2014 pertaining to the beneficial ownership of shares of the Company’s common stock by the selling shareholders. All of the shares covered by this Prospectus were received in connection with the registered distribution by Akashic Ventures, Inc., a Delaware corporation, of such shares to certain of its stockholders.

Shareholder	Beneficial Ownership Prior to Offering	Number of Shares Being Offered	Beneficial Ownership After Offering (1)

Andrew Okeson	187	187	-0-
Arnold B. Arens	187	187	-0-
Arnold Eugene Baynard	942	942	-0-
Arthur E. Schaare & Eva Schaare	187	187	-0-
Beamon Meares	252	252	-0-
Brian Paul Okeson	187	187	-0-
Carl Nosenzo & Toni Reid Nosenzo	187	187	-0-
Cesar A. Ravanzo & Luz Ravanzo	747	747	-0-
Richard J. Church	1,779,557(2)	841,050	938,507(3)
Country Mobile Stores (4)	146	146	-0-
Country Mobile Stores Inc. (4)	146	146	-0-
Dale E. Kirk	187	187	-0-
David M. Okeson	3,718	3,718	-0-
David W. Wilson & Sharon B. Wilson	187	187	-0-
Diane M. Drago Ttee Diane M Drago	150	150	-0-
Donald A. Falace	897	897	-0-
E. Jeffrey Smith & Cheryl H. Smith	187	187	-0-
Edward D. Jocham	150	150	-0-
Edward E. Mesko	187	187	-0-
Eugene Comunal	187	187	-0-
Eugene E. Rodammer	747	747	-0-
Eugene M Mealey & Patricia A	187	187	-0-
Eugene Roddamer	187	187	-0-
Frank A. Sabatino	187	187	-0-
Frank A. Mancino	150	150	-0-
Frederick M. Peoni & Lisa A. Peoni	187	187	-0-
Glenn Krechel & Ellen G. Krechel	187	187	-0-
Glenn R Johnson & Nan Johnson	187	187	-0-
Harvey J. Masseau	300	300	-0-
Jacob Perry & Lorraine Perry	187	187	-0-

James H. Carson & Penny M. Carson	747	747	-0-
James Scoggins	187	187	-0-
Jeffrey P. Okeson	1,494	1,494	-0-
Jeffrey Paul Minardi	187	187	-0-
John A. Costantino JR	187	187	-0-
John M. Defilippis	187	187	-0-
John M. Muehlman	7,462	7,462	-0-
John Niemiec & Mary Ann Niemiec	187	187	-0-
Joseph R. Drago & Diane M. Drago	187	187	-0-
Kathryn Okeson	187	187	-0-
Kevin MCcallion	374	374	-0-
Lawrence E. Steinberg	15,322	15,322	-0-
Lawrence E. Steinberg	720	720	-0-
Lawrence E. Steinberg TTEE Ilana S. Steinberg Trust A (5)	484	484	-0-
Lawrence E. Steinberg TTEE Adam J. Steinberg Trust A (5)	484	484	-0-
Lewis Family LP (7)	374	374	-0-
M & R Clark	187	187	-0-
M Terry Watts	128	128	-0-
Marc Schechtman	27,070	27,070	-0-
Margaret Talbot Wander	187	187	-0-
Mark Clark	187	187	-0-
Marvin Papillon	187	187	-0-
Michael A. Hershman	726	726	-0-
Michael C. Mancini & Kathleen A.	187	187	-0-
Michael Muzychko & Joyce Muzychko	747	747	-0-
Nuemann C. Marlett & Diane C.	187	187	-0-
Pat D'apolito & Beverly D'apolito	187	187	-0-
Peter Dachisen & Barbara Dachisen	187	187	-0-
Peter W. Andresen & Ruth Andresen	747	747	-0-
Peter Wengryn	374	374	-0-
Ralph A. Jiorle & Lucy A. Jiorle	187	187	-0-
Raymond Jones	150	150	-0-
Rebecca Jane Hilsenrath	8,000	8,000	-0-
Richard D. Stem & Melanie M. Stem	374	374	-0-
Richard L. Mooney	187	187	-0-

Robert Donald	150	150	-0-
Robert G. Jocham	150	150	-0-
Robert W. Clark	187	187	-0-
Robert W. Clark & Mark Clark JTWROS	374	374	-0-
Ron Gardner	5,223	5,223	-0-
Ronald E. Brinkerhoff	300	300	-0-
Steven Tyler Okeson	187	187	-0-
Steven W. Okeson	1,868	1,868	-0-
Ted Raybould	150	150	-0-
William F. Tinsley	187	187	-0-
William J. Ripka	187	187	-0-

(1)	Assumes all of the shares registered are sold.
(2)	Includes 1,775,550 shares owned outright and 4,007 shares owned by Akashic Ventures, Inc., a corporation that is controlled by Mr. Church.
(3)	Includes 934,500 shares owned outright and 4,007 shares owned by Akashic Ventures, Inc., a corporation that is controlled by Mr. Church.
(4) The Company has been advised that Albert Wilkerson and Margaret Wilkerson have shared voting power and shared investment power over these shares.
(5)	The Company has been advised that Lawrence E. Steinberg and Joel B. Steinberg have shared voting power and shared investment power over these shares.
(6)	The Company has been advised that Robert W. Lewis has sole voting power and sole investment power over these shares.

PLAN OF DISTRIBUTION

Manner of Resales

The selling shareholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from the named selling shareholders as a gift, partnership distribution or other non-sale-related transfer after the date of this Prospectus (all of whom may be a selling shareholder) may offer shares of Common Stock pursuant to this Prospectus. The selling shareholders may sell all or a portion of these shares through registration under the Securities Act of 1933, as amended, from time to time in market transactions through any market on which the Common Stock is then traded, in negotiated transactions or otherwise, at a price of $0.12 per share for the duration of the offering pursuant to this Prospectus. The selling shareholders may sell Common Stock by one or more of the following methods, without limitation:

*	Block trades in which the broker or dealer so engaged will attempt to sell Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;
*	An exchange distribution in accordance with the rules of any stock exchange on which the Common Stock is listed;
*	Ordinary brokerage transactions and transactions in which the broker solicits purchases;
*	Privately negotiated transactions;
*	In connection with short sales of our shares;
*	Through the distribution of the Common Stock by any selling shareholder to its partners, members or shareholders;
*	By pledge to secure debts of other obligations;
*	In connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;
*	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or
*	In a combination of any of the above.

These transactions may include crosses, which are transactions in which the same broker acts as an agent on both sides of the trade. The selling shareholders may also transfer Common Stock by gift. We do not know of any arrangements by the selling shareholders for the sale of any Common Stock.

The selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of Common Stock. These brokers or dealers may act as principals, or as an agent of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified number of shares at a stipulated price per share. If the broker-dealer is unable to sell Common Stock acting as agent for a selling shareholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire Common Stock as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the Common Stock is then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

The selling shareholders may also sell Common Stock in accordance with Rule 144 or Rule 144A under the Securities Act, rather than pursuant to this Prospectus. In order to comply with the securities laws of some states, if applicable, the shares of Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

From time to time, one or more of the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or person to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling shareholders. The number of a selling shareholder’s shares offered under this Prospectus will decrease as and when it takes such actions. The plan of distribution for that selling shareholder’s shares will otherwise remain unchanged. In addition, a selling shareholder may, from time to time, sell the shares short, and, in those instances, this Prospectus may be delivered in connection with the short sales and the shares offered under this Prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of the selling shareholders’ shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this Prospectus is a part, as appropriate. Any underwriters, dealers, brokers or agents participating in the distribution of Common Stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling shareholder and/or purchasers of the selling shareholders’ shares, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions). Neither the Company nor any selling shareholder can presently estimate the amount of any such compensation.

A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of Common Stock in the course of hedging the positions they assume with that selling shareholder, including, without limitation, in connection with distributions of Common Stock by those broker-dealers. A selling shareholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer Common Stock. A selling shareholder may also loan or pledge Common Stock offered hereby to a broker-dealer and the broker-dealer may sell Common Stock offered by this Prospectus so loaned or upon a default may sell or otherwise transfer the pledged Common Stock offered by this Prospectus.

The selling shareholders and other persons participating in the sale or distribution of Common Stock will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of Common Stock by the selling shareholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of Common Stock in the market and to the activities of the selling shareholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of Common Stock to engage in market-making activities with respect to the particular Common Stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of Common Stock and the ability of any person or entity to engage in market-making activities with respect to our Common Stock.

We have agreed to indemnify selling shareholders from and against all liabilities pursuant to the Securities Act of 1933 in connection with any misrepresentation of a material fact contained in or the omission of a material fact from the prospectus used in connection with the resale of the shares covered by this Prospectus, other than those based on specific information pertaining to selling shareholders, such as such shareholder’s share ownership.

All selling expenses related to the securities registered shall be borne by the individual holders of such securities.

We cannot assure you that the selling shareholders will sell all or any portion of Common Stock offered by this Prospectus. In addition, we cannot assure you that a selling shareholder will not transfer the shares of Common Stock by other means not described in this Prospectus

Resale Price Restriction

Because the Company is not eligible to conduct an at-the-market offering, all the shares covered by this Prospectus must be sold at a fixed price of $0.12 when sold hereafter pursuant to this Prospectus.

Statutory Underwriters

Each selling shareholder will be an “underwriter” within the meaning of the Securities Act of 1933 (the "Act"). Because of their statuses as such, each of the selling shareholders will be subject to the prospectus delivery requirements of the Act. In connection with future sales of shares covered by this Prospectus pursuant to this Prospectus, each selling shareholder will be required to deliver a prospectus. Before any such sale, each selling shareholder should contact the Company to confirm that he, she or it has a current prospectus and even whether the registration statement of which this Prospectus is a part is then current and in effect. Moreover, each selling shareholder will be subject to certain statutory liabilities of the Act (including, without limitation, Sections 11, 12 and 17 thereof) and Rule 10b-5 under the Securities Exchange Act of 1934. To the Company’s knowledge, no selling shareholder (other than Richard J. Church) has consented to such shareholder’s statutory underwriter status. Selling shareholders who do not wish to subject themselves to the preceding obligations and potential liabilities should choose not to sell their shares pursuant to this Prospectus.

DESCRIPTION OF CAPITAL STOCK

Capital Stock.

The Company's authorized capital stock consists of 500,000,000 shares of Common Stock, $.001 par value per share and 10,000,000 shares of Preferred Stock, $.001 par value per share.

Common Stock.

The authorized Common Stock of the Company consists of 500,000,000 shares, par value $.001 per share. As of the date of this Prospectus, 1,869,000 shares of Common Stock were outstanding. All of the shares of Common Stock are validly issued, fully paid and non-assessable. Holders of record of Common Stock will be entitled to receive dividends when and if declared by the Board of Directors out of funds of the Company legally available therefore. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment of provision for payment of the debts and other liabilities of the Company, including the liquidation preference of all classes of preferred stock of the Company, each holder of Common Stock will be entitled to receive his pro rata portion of the remaining net assets of the Company, if any. Each share of Common stock has one vote, and there are no preemptive, subscription, conversion or redemption rights. Shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shares voting for the election of directors can elect all of the directors.

Preferred Stock.

The Company's Certificate of Formation authorizes the issuance of up to 10,000,000 shares of the Company's $.001 par value preferred stock (the "Preferred Stock"). As of the date of this Prospectus, no shares of Preferred Stock were outstanding. The Preferred Stock constitutes what is commonly referred to as "blank check" preferred stock. "Blank check" preferred stock allows the Board of Directors, from time to time, to divide the Preferred Stock into series, to designate each series, to issue shares of any series, and to fix and determine separately for each series any one or more of the following relative rights and preferences: (i) the rate of dividends; (ii) the price at and the terms and conditions on which shares may be redeemed; (iii) the amount payable upon shares in the event of involuntary liquidation; (iv) the amount payable upon shares in the event of voluntary liquidation; (v) sinking fund provisions for the redemption or purchase of shares; (vi) the terms and conditions pursuant to which shares may be converted if the shares of any series are issued with the privilege of conversion; and (vii) voting rights. Dividends on shares of Preferred Stock, when and as declared by the Board of Directors out of any funds legally available therefore, may be cumulative and may have a preference over Common Stock as to the payment of such dividends. The provisions of a particular series, as designated by the Board of Directors, may include restrictions on the ability of the Company to purchase shares of Common Stock or to redeem a particular series of Preferred Stock. Depending upon the voting rights granted to any series of Preferred Stock, issuance thereof could result in a reduction in the power of the holders of Common Stock. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of each series of the then outstanding Preferred Stock may be entitled to receive, prior to the distribution of any assets or funds to the holders of the Common Stock, a liquidation preference established by the Board of Directors, together with all accumulated and unpaid dividends. Depending upon the consideration paid for Preferred Stock, the liquidation preference of Preferred Stock and other matters, the issuance of Preferred Stock could result in a reduction in the assets available for distribution to the holders of the Common Stock in the event of liquidation of the Company. Holders of Preferred Stock will not have preemptive rights to acquire any additional securities issued by the Company. Once a series has been designated and shares of the series are outstanding, the rights of holders of that series may not be modified adversely except by a vote of at least a majority of the outstanding shares constituting such series.

One of the effects of the existence of authorized but un-issued shares of Common Stock or Preferred Stock may be to enable the Board of Directors of the Company to render it more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer at a control premium price, proxy contest or otherwise and thereby protect the continuity of or entrench the Company's management, which concomitantly may have a potentially adverse effect on the market price of the Common Stock. If in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal were not in the best interest of the Company, such shares could be issued by the Board of Directors without shareholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent shareholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Shares Eligible for Future Sale.

There has been no public market for the Common Stock. Sales of a substantial amount of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the Common Stock prevailing from time to time in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities in the future.

The Company has issued and outstanding 1,869,000 shares of Common Stock, approximately 1,779,557 of which are believed to be "restricted" or "control" shares for purposes of the Act. "Restricted" shares are those acquired from the Company or an "affiliate" other than in a public offering, while "control" shares are those held by affiliates of the Company regardless as to how they were acquired. All of these restricted and control shares of Common Stock will become eligible for sale once the Company has been a reporting company with the U.S. Securities & Exchange Commission (“Commission”) for 90 days, subject to the requirements and restrictions of Rule 144.

In general, under Rule 144, six months must have elapsed since the later of the date of acquisition of restricted shares from the Company or any affiliate of the Company (the “Acquisition Date”). No time needs to have lapsed in order to sell control shares. Under Rule 144, if more than six months have elapsed since the Acquisition Date, and the holder is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such holder will be entitled to sell such Common Stock in the public market free of any restrictions and requirements; provided, however, that if such sale occurs less than one year after the Acquisition Date the Company must be current in its primary filings with the Commission. Moreover, under Rule 144, if more than six months have elapsed since the Acquisition Date, and the holder is deemed to be or have been an affiliate of the Company at any time during the 90 days preceding a sale, such affiliate will be entitled to sell within any three-month period such number of restricted or control shares that does not exceed the greater of (a) 1% of the then outstanding shares or (b) (in certain cases not expected to apply to us soon) the average weekly trading volume during the four calendar weeks prior to such sale, provided that such affiliate complies with certain other restrictions on the manner of selling and certain notice requirements, and the Company is current in its primary filings with the Commission.

DIVIDEND POLICY

The Company has paid no cash dividends on its Common Stock, and the Company presently intends to retain earnings to finance the expansion of its business. Payment of future dividends, if any, will be at the discretion of the Board of Directors after taking into account various factors, including the Company's financial condition, results of operations, current and anticipated cash needs and plans for expansion.

USE OF PROCEEDS

The Company will receive no proceeds from any sales of the shares covered by this Prospectus. The selling shareholders of these shares will receive all of the net proceeds from such sales.

EXPERTS

The financial statements and schedules of REO Plus, Inc. and Ananda Investments, LLC as of December 31, 2013 and December 31, 2012 and for the period from January 1, 2012 through December 31, 2013have been included herein and in the registration statement in reliance upon the report of MaloneBailey, LLP, independent certified public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.

REO PLUS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
REO Plus, Inc.
Houston, Texas

We have audited the accompanying balance sheets of REO Plus, Inc. (the “Company”) as of December 31, 2013 and 2012, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has accumulated net losses that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas

March 31, 2014

REO Plus, Inc.
(A Texas Corporation)

Balance Sheets

ASSETS
	December 31,
	2013	2012

Current Assets:
Cash	$27,812	$6,315
Prepaid expense	3,000	2,375

Total Current Assets	30,812	8,690

Investment in unconsolidated affiliate	63,068	66,922

Total Assets	$93,880	$75,612

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$6,500	$15,975
Notes payable, stockholders	470,960	380,960
Accrued interest, stockholders	17,021	9,720

Total Current Liabilities	494,481	406,655

Stockholders’ (Deficit) Equity:
Preferred stock, $.001 par value, 10,000,000 shares
authorized and 0 shares issued and outstanding	-	-
Common stock, $.001 par value, 500,000,000 shares
authorized, 1,869,000 shares issued and outstanding	1,870	1,870
Additional paid-in capital	53,130	53,130
Accumulated deficit	(455,601)	(386,043)

Total Stockholders’ (Deficit) Equity	(400,601)	(331,043)

Total Liabilities and Stockholders’ (Deficit) Equity	$93,880	$75,612

The accompanying notes are an integral part of the financial statements.

REO Plus, Inc.
(A Texas Corporation)

Statements of Operations
	For the Years Ended
	December 31,
	2013	2012

Revenues:
Consulting fees	$33,549	$-

Costs and Expenses:
Professional fees	72,983	88,645

Net (Loss) from Operations	(39,434)	(88,645)

Other Income (Expense):
Equity in (loss) income of
unconsolidated affiliate	(3,854)	13,138
Interest	(26,270)	(19,776)

Net (Loss) before
Income Tax	(69,558)	(95,283)

Income Tax (Provision) Benefit	-	-

Net (Loss)	$(69,558)	$(95,283)

Net (Loss) per Share	$(0.04)	$(0.05)

Fully Diluted (Loss) per Share	$(0.04)	$(0.05)

Weighted Average Shares Outstanding	1,869,000	1,869,000

The accompanying notes are an integral part of the financial statements.

REO Plus, Inc.
(A Texas Corporation)

Statements of Changes in Stockholders’ Equity (Deficit)

			Additional
	Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance,
January 1, 2012	1,869,000	$1,870	$53,130	$(290,760)	$(235,760)

Net loss
January 1, 2012 -
December 31, 2012	-	-	-	(95,283)	(95,283)

Balance,
December 31, 2012	1,869,000	1,870	53,130	(386,043)	(331,043)

Net loss
January 1, 2013 -
December 31, 2013	-	-	-	(69,558)	(69,558)

Balance,
December 31, 2013	1,869,000	$1,870	$53,130	$(455,601)	$(400,601)
The accompanying notes are an integral part of the financial statements.

REO Plus, Inc.
(A Texas Corporation)

Statements of Cash Flows

	For the Years Ended
	December 31,
	2013	2012

Cash Flows from Operating Activities:
Net Income (Loss)	$(69,558)	$(95,283)
Adjustments to reconcile net (loss) income
to cash used by operating activities:
Equity in loss (income) of unconsolidated
affiliate	3,854	(13,138)
(Increase) in prepaid expenses	(625)	(1,437)
(Decrease) Increase in accounts payable
and accrued expenses	(9,475)	7,450
Increase in accrued interest	7,301	3,070

Net Cash (Used) Provided by Operating Activities	(68,503)	(99,338)

Cash Flows from Financing Activities:
Proceeds from notes payable to stockholders	90,000	105,000

Net Cash Provided by Financing Activities	90,000	105,000

Net Increase (Decrease) in Cash	21,497	5,662

Cash, Beginning of Year	6,315	653

Cash, End of Year	$27,812	$6,315

Interest Paid	$18,969	$16,706

Income Taxes Paid	$-	$-

Schedules of Non-Cash Investing and Financing Activities

	For the Years Ended
	December 31,
	2013	2012

Exchange of advances from stockholders for note payable	$-	$85,960

The accompanying notes are an integral part of the financial statements.

REO Plus, Inc.
(A Texas Corporation)

Notes to Financial Statements

For the Years Ended December 31, 2013 and 2012

NOTE 1. ORGANIZATION AND BACKGROUND

REO Plus, Inc. (“the Company”) was organized on August 11, 2009 for the purpose of investing in real estate. The Company had no operations through December 2013 other than its ownership of 40% of Ananda Investments, LLC, (“Ananda”)

During September 2013, the Company began providing consulting services. Such services are rendered to a related party by the Company’s Chief Executive Officer. Revenues from consulting services are attributable to one client.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the bases of certain assets and liabilities for financial and income tax reporting. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future federal income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized.

Investments in Unconsolidated Entities

The Company accounts for investments in less than 50% owned and more than 20% owned entities using the equity method of accounting. The Company’s share of earnings (loss) of such entities is recorded as a single amount as equity (loss) in earnings of unconsolidated entities. Dividends, if any, are recorded as a reduction of the investment.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The more significant areas requiring the use of management estimates relate to the valuation of deferred tax assets and investments in unconsolidated affiliates. Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue from consulting services when earned, according to the accrual basis of accounting.

REO Plus, Inc.
(A Texas Corporation)

Notes to Financial Statements

For the Years Ended December 31, 2013 and 2012

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, the Company has an accumulated deficit of $455,601 since its inception and has not yet produced earnings from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event that the Company cannot continue as a going concern. Management anticipates that it will be able to raise additional working capital through the issuance of stock through a private equity offering.

The ability of the Company to continue as a going concern is dependent upon the Company’s ability to attain a satisfactory level of profitability and obtain suitable and adequate financing. There can be no assurance that management’s plan will be successful.

NOTE 3. INVESTMENT IN AFFILIATE

On January 2, 2010 the Company acquired a 40% interest in Ananda, a Texas limited liability company which owns a commercial real estate rental property in Houston, Texas. This acquisition was accomplished by the issuance of 934,500 shares of the Company’s common stock valued at $27,500 and the issuance of a promissory note in the amount of $190,000. The investment was acquired from the controlling shareholder and recorded at the controlling shareholder’s cost basis with a resulting “deemed” dividend. The transaction was treated as a transfer between entities under common control as follows:
Issuance of common stock	$27,500
Issuance of promissory note	190,000
217,500

Deemed dividend	(176,700)

Purchase price of investment in affiliate	$40,800

REO Plus, Inc.
(A Texas Corporation)

Notes to Financial Statements

For the Years Ended December 31, 2013 and 2012

NOTE 3. INVESTMENT IN AFFILIATE (Continued)

Summary financial results of Ananda for the years ended December 31, 2013 and 2012 are as follows:

Operations		Financial Position

	2013		2013	2012

Rental income	$66,035	Cash	$96,009	$95,515
Operating expenses	(75,671)	Other current assets	1,644	1,611
		Land, buildings and improvements	467,355	493,254
Net loss	$(9,636)	Other assets	8,063	3,703

Equity in loss of		Total Assets	$573,071	$594,083
unconsolidated affiliate	$(3,854)
		Deposits and accrued expenses	$14,149	$12,813
		Mortgage payable	401,253	413,965

	2012	Total Liabilities	415,402	426,778

Rental income	$105,122	Members' equity	277,845	277,845
Operating expenses	(72,277)	Accumulated deficit	(120,176)	(110,540)

Net income	$32,845	Total Equity	157,669	167,305

Equity in income of		Total Liabilities and Equity	$573,071	$594,083
unconsolidated affiliate	$13,138
		Investment in unconsolidated affiliate	$63,068	$66,922

REO Plus, Inc.
(A Texas Corporation)

Notes to Financial Statements

For the Years Ended December 31, 2013 and 2012

NOTE 4. NOTES PAYABLE, STOCKHOLDERS

At December 31, 2013, notes payable stockholders consist of the following:

Note payable to an individual, bearing interest at
5% per annum; unsecured, principal and interest
due February 5, 2016	$85,960

Note payable to a corporation, bearing interest at
5% per annum; unsecured, principal and interest
due February 5, 2016	20,000

Note payable to an individual, bearing interest at
5% per annum; unsecured, principal and interest
due April 30, 2016	35,000

Note payable to an individual, bearing interest at
5% per annum; unsecured, principal and interest
due September 27, 2016	40,000

Note payable to an individual, bearing interest at
5% per annum; unsecured, principal and interest
due December 27, 2016	10,000

Note payable to an individual, bearing interest at
5% per annum; unsecured, principal and interest
due January 9, 2017	10,000

Note payable to an individual, bearing interest at
5% per annum; unsecured, principal and interest
due March 5, 2016	40,000

Note payable to an individual, bearing interest at
5% per annum; unsecured, principal and interest
due May 20, 2016	20,000

Note payable to an individual, bearing interest at
5% per annum; unsecured, principal and interest
due July 3, 2016	5,000

Note payable to an individual, bearing interest at
5% per annum; unsecured, principal and interest
due August 24, 2016	15,000

Note payable to an individual, bearing interest at
7% per annum; unsecured, interest due quarterly and
principal due January 1, 2020	190,000

$470,960

REO Plus, Inc.
(A Texas Corporation)

Notes to Financial Statements

For the Years Ended December 31, 2013 and 2012

NOTE 4. NOTES PAYABLE, STOCKHOLDERS (Continued)

In connection with the Company’s acquisition of its investment in Ananda, the Company executed a note payable to a majority stockholder in the amount of $190,000 with interest accruing at 7% per annum commencing on the first day of the fourth month after Ananda obtained an occupancy permit for the property it owns in Houston, Texas.

The permit was obtained on April 1, 2010, therefore the note of $190,000 began accruing interest on July 1, 2010.

Such stockholder owns a 95% interest in the Company through his 50% ownership of REO and 90% ownership of the other 50% corporate stockholder of REO.

During 2013, the Company borrowed an additional $90,000 at 5% interest per annum from the majority shareholder.

On February 10, 2014, the Company received $30,000 in proceeds from a note due to its majority shareholder. On the same date, the majority shareholder consolidated all of the notes payable to him into one promissory note. The principal balance due to the majority shareholder upon consolidation is $290,960. The note bears interest at 5% per annum and is due February 9, 2017. Accrued interest on the notes of $5,541 was paid at the time of consolidation.

NOTE 5. INCOME TAX BENEFIT

The Company accounts for income taxes in accordance with ASC Topic 740 which requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carryforwards.

Deferred tax assets are comprised of the following:

	December 31,
	2013	2012
Deferred tax assets:
Net operating loss carryforward	$51,877	$39,487
Less valuation allowance	(51,877)	(39,487)

	$-	$-

The Company has available at December 31, 2013, tax operating loss carryforwards of approximately $275,000, which may be applied against future taxable income and which expire in 2029 through 2033.

The Company recognizes interest accrued related to unrecognized that benefits in interest expense and penalties in operation expenses. During the years ended December 31, 2013 and 2012, the Company recognized no interest and penalties. The Company had no accrual for interest and penalties at December 31, 2013 and 2012.

Tax years from 2010 through 2013 are open to examination by the Internal Revenue Service.

REO Plus, Inc.
(A Texas Corporation)

Notes to Financial Statements

For the Years Ended December 31, 2013 and 2012

NOTE 6. SUBSEQUENT EVENTS

On February 10, 2014, the Company repaid a $20,000 note payable due its corporate shareholder, together with accrued interest of $1,014.

On February 10, 2014, the Company received $30,000 in proceeds from a note due to its majority shareholder. On the same date, the majority shareholder consolidated all of the notes payable to him into one promissory note. The principal balance due to the majority shareholder upon consolidation is $290,960. The note bears interest at 5% per annum and is due February 9, 2017. Accrued interest on the notes of $5,541 was paid at the time of consolidation (See note 4).

PART I - FINANCIAL INFORMATION

Item 1. Financial Statements.

REO Plus, Inc.
(A Texas Corporation)
Balance Sheets
Unaudited

ASSETS
	June 30,	December 31,
	2014	2013

Current Assets:
Cash	$1,799	$27,812
Prepaid expense	1,000	3,000

Total Current Assets	2,799	30,812

Investment in unconsolidated affiliate	52,412	63,068

Total Assets	55,211	93,880

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$7,435	$6,500
Notes payable, stockholders	490,960	470,960
Accrued interest, stockholders	8,953	17,021

Total Current Liabilities	507,348	494,481

Stockholders’ (Deficit) Equity:
Preferred stock, $.001 par value, 10,000,000 shares authorized and 0 shares issued and outstanding	-	-
Common stock, $.001 par value, 500,000,000 shares authorized, 1,869,000 shares issued and outstanding	1,870	1,870
Additional paid-in capital	53,130	53,130
Accumulated deficit	(507,137)	(455,601)

Total Stockholders’ (Deficit) Equity	(452,137)	(400,601)

Total Liabilities and Stockholders’ (Deficit) Equity	$55,211	$93,880
See accompanying notes to the unaudited financial statements

REO Plus, Inc.
(A Texas Corporation)
Statements of Operations
Unaudited

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues:
Consulting Fees	$5,467	$-	$11,966	$-

Costs and Expenses:
Professional fees	9,818	13,505	39,086	49,570

Net (Loss) Income from Operations	(4,351)	(13,505)	(27,120)	(49,570)

Other Income (Expense):
Equity in (loss) income of unconsolidated affiliate	(7,769)	1,184	(10,656)	3,998
Interest	(7,067)	(6,441)	(13,760)	(12,372)

Net (Loss) Income before
Income Tax	(19,187)	(18,762)	(51,536)	(57,944)

Income Tax (Provision) Benefit	-	-	-	-

Net (Loss) Income	$(19,187)	$(18,762)	$(51,536)	$(57,944)

Net (Loss) Income per Share	$(0.01)	$(0.01)	$(0.03)	$(0.03)

Fully Diluted (Loss) Income per Share	$(0.01)	$(0.01)	$(0.03)	$(0.03)

Weighted Average Shares Outstanding	1,869,000	1,869,000	1,869,000	1,869,000
See accompanying notes to the unaudited financial statements

REO Plus, Inc.
(A Texas Corporation)
Statements of Cash Flows
Unaudited

	For the Six Months Ended
	June 30,
	2014	2013

Cash Flows from Operating Activities:
Net (Loss) Income	$(51,536)	$(57,944)
Adjustments to reconcile net (loss) income to cash used by operating activities:
Equity in (income) loss of unconsolidated affiliate	10,656	(3,998)
Decrease (Increase) in prepaid expenses	2,000	2,375
(Decrease) Increase in accounts payable and accrued expenses	935	(9,932)
Increase (Decrease) in accrued interest, stockholders	(8,068)	(522)
Net Cash (Used) Provided by Operating Activities	(46,013)	(70,021)

Cash Flows from Financing Activities:

Proceeds from notes payable to stockholders	40,000	70,000

Payments of notes payable to stockholders	(20,000)	-

Net Cash Provided by Financing Activities	20,000	70,000

Net Increase (Decrease) in Cash	(26,013)	(21)

Cash, Beginning of Period	27,812	6,315

Cash, End of Period	$1,799	$6,294

Interest Paid	$21,828	$12,894

Income Taxes Paid	$-	$-

See accompanying notes to the unaudited financial statements

REO Plus, Inc.
(A Texas Corporation)
Notes to Unaudited Financial Statements
For the Six Months Ended June 30, 2014

NOTE 1. ORGANIZATION AND BACKGROUND

REO Plus, Inc. (“the Company”) was organized on August 11, 2009 for the purpose of investing in real estate. The Company has had no operations other than its acquisition of 40% of Ananda Investments, LLC, (“Ananda.”)

During September 2013, the Company began providing business consulting services. Such services are rendered to a related party by the Company’s Chief Executive Officer. Revenues from consulting services are attributable to one client.

The accompanying unaudited interim financial statements of REO Plus, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto for the years ended December 31, 2013 and 2012 contained in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 31, 2014. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the interim financial statements which would substantially duplicate the disclosure contained in the audited financial statements for years ended December 31, 2013 and 2012 as reported in the Company’s Form 10-K have been omitted.

NOTE 2. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, the Company has an accumulated deficit of $507,137 since its inception and has not yet produced earnings from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event that the Company cannot continue as a going concern. Management anticipates that it will be able to raise additional working capital through the issuance of stock through a private equity offering.

The ability of the Company to continue as a going concern is dependent upon the Company’s ability to attain a satisfactory level of profitability and obtain suitable and adequate financing. There can be no assurance that management’s plan will be successful.

REO Plus, Inc.
(A Texas Corporation)
Notes to Unaudited Financial Statements
For the Six Months Ended June 30, 2014

NOTE 3. INVESTMENT IN AFFILIATE

On January 2, 2010 the Company acquired a 40% interest in Ananda, a Texas limited liability company, which owns a commercial real estate rental property in Houston, Texas. This acquisition was accomplished by the issuance of 934,500 shares of the Company’s common stock valued at $27,500 and the issuance of a promissory note in the amount of $190,000. The investment was acquired from a controlling shareholder and recorded at the controlling shareholder’s cost basis with a resulting “deemed” dividend. The transaction was treated as a transfer between entities under common control as follows:

Issuance of common stock	$27,500
Issuance of promissory note	190,000
217,500

Deemed dividend	(176,700)

Purchase price of investment in affiliate	$40,800

Summary financial results of Ananda for the three months and six months ended June 30, 2014 and 2013 are as follows:

Operations
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Rental income	$3,300	$24,741	$13,200	$49,482
Operating expenses	(22,723)	(21,781)	(39,840)	(39,487)

Net (loss) income	$(19,423)	$2,960	$(26,640)	$9,995

Equity in (loss) income of unconsolidated affiliate	$(7,769)	$1,184	$(10,656)	$3,998

REO Plus, Inc.
(A Texas Corporation)
Notes to Unaudited Financial Statements
For the Six Months Ended June 30, 2014

NOTE 3. INVESTMENT IN AFFILIATE (Continued)

Summary financial position for Ananda for the six months ended June 30, 2014 and for the year ended December 31, 2013 follows:

Financial Position
	June 30,	December 31,
	2014	2013

Cash	$65,572	$96,009
Other current assets	4,676	1,644
Land, buildings and improvements	454,405	467,355
Other assets	7,785	8,063

Total Assets	$532,438	$573,071

Deposits and accrued expenses	$9,324	$14,149
Mortgage payable	392,085	401,253

Total Liabilities	401,409	415,402

Members' equity	277,835	277,845
Accumulated deficit	(146,806)	(120,176)

Total Equity	131,029	157,669

Total Liabilities and Equity	$532,438	$573,071

Investment in unconsolidated affiliate	$52,412	$63,068

NOTE 4. NOTES PAYABLE, STOCKHOLDERS

At June 30, 2014, notes payable stockholders consist of the following:

Note payable to an individual, bearing interest at 5% per annum; unsecured, principal and interest due February 9, 2017	$290,960

Note payable to an individual bearing interest at 5% per annum; unsecured, principal and interest due April 7, 2014	10,000

Note payable to an individual, bearing interest at 7% per annum; unsecured, interest due quarterly and principal due January 1, 2020.	190,000

$490,960

NOTE 4. NOTES PAYABLE, STOCKHOLDERS (Continued)

In connection with the Company’s acquisition of its investment in Ananda, the Company executed a note payable to a majority stockholder in the amount of $190,000 with interest accruing at 7% per annum commencing on the first day of the fourth month after Ananda obtained an occupancy permit for the property it owns in Houston, Texas.

The permit was obtained on April 1, 2010, therefore the note of $190,000 began accruing interest on July 1, 2010.

Such stockholder owns a 95% interest in the Company through his 50% ownership of REO and 90% ownership of the other 50% corporate stockholder of REO.

On February 10, 2014, the Company received $30,000 in proceeds from a note due to its majority shareholder. On the same date, the majority shareholder consolidated all of the notes payable to him into one promissory note. The principal balance due to the majority shareholder upon consolidation is $290,960. The note bears interest at 5% per annum and is due February 9, 2017. Accrued interest on the notes of $5,541 was paid at the time of consolidation.

Ananda Investments, LLC
(A Texas Limited Liability Company)

Financial Statements

For the Years Ended December 31, 2013 and 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Ananda Investments, LLC
Houston, Texas

We have audited the accompanying balance sheet of Ananda Investments, LLC (the “Company”) as of December 31, 2013 and 2012, and the related statements of income and members’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
March 31, 2014

Ananda Investments, LLC
(A Texas Limited Liability Company)

Balance Sheets

	December 31,
	2013	2012

ASSETS

Current Assets:
Cash	$96,009	$95,515
Prepaid insurance	1,644	1,611

Total Current Assets	97,653	97,126

Property and Equipment:
Land	100,000	100,000
Building and improvements	517,981	517,981

Total Property and Equipment	617,981	617,981

Accumulated depreciation	(150,626)	(124,727)

Property and Equipment, net	467,355	493,254

Other Assets:
Deferred loan costs	8,063	3,703

Total Assets	$573,071	$594,083

LIABILITIES AND MEMBERS' EQUITY

Current Liabilities:
Accrued expenses	$10,849	$9,513
Current portion of long-term debt	18,842	13,435

Total Current Liabilities	29,691	22,948

Lease deposit	3,300	3,300
Long-term debt	382,411	400,530

Total Liabilities	415,402	426,778

Members' Equity	157,669	167,305

Total Liabilities and Members' Equity	$573,071	$594,083

Ananda Investments, LLC
(A Texas Limited Liability Company)

Statements of Operations and Members' Equity

	For the Years Ended
	December 31,
	2013	2012

Revenues:	$66,035	$105,122

Costs and Expenses:
Depreciation and amortization	29,880	28,121
Property taxes	10,849	9,172
Insurance	7,432	7,087
Repairs and maintenance	1,986	1,096
General and administrative	1,253	76
Utilities	211	-

Total Costs and Expenses	51,611	45,552

Net Income from Operations	14,424	59,570

Other Income (Expense):
Interest income	145	4
Interest expense	(24,205)	(26,729)

Net (Loss) Income	(9,636)	32,845

Members' Equity, Beginning of Year	167,305	134,460

Members' Equity, End of Year	$157,669	$167,305

The accompanying notes are an integral part of the financial statements.

Ananda Investments, LLC
(A Texas Limited Liability Company)

Statements of Cash Flows

	For the Years Ended
	December 31,
	2013	2012

Cash Flows from Operating Activities:
Net (loss) income	$(9,636)	$32,845
Adjustments to reconcile net (loss) income to cash provided
by operating activities:
Depreciation and amortization	29,880	28,121
Increase in prepaid insurance	(33)	(181)
Increase in accrued expenses	1,336	13
(Decrease) in lease deposit	-	(2,282)

Total Adjustments	31,183	25,671

Net Cash Provided by Operating Activities	21,547	58,516

Cash Flows from Financing Activities:
Deferred loan costs	(8,341)	-
Proceeds from long-term debt	410,173	-
Payments on long-term debt	(422,885)	(12,198)

Net Cash (Used) by Financing Activities	(21,053)	(12,198)

Net Increase in Cash	494	46,318

Cash, Beginning of Year	95,515	49,197

Cash, End of Year	$96,009	$95,515

Interest paid	$24,205	$26,729

The accompanying notes are an integral part of the financial statements.

Ananda Investments, LLC
(A Texas Limited Liability Company)

Notes to Financial Statements

For the Years Ended December 31, 2013 and 2012

NOTE 1. ORGANIZATION AND BACKGROUND

Ananda Investments, LLC (“the Company”) was organized in Texas on March 26, 2004 for the purpose of investing in real estate. The Company owns and operates a building located in Houston, Texas.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are carried at cost. Depreciation and amortization are provided principally on the straight-line method over the estimated useful lives of the assets. Depreciation of the building and improvements is provided over twenty years. Significant gains and losses from retirements or disposition of assets are credited or charged to income at the time of disposition.

Maintenance and repair costs are charged against income as incurred. Significant improvements or betterments are capitalized and depreciated over the estimated economic life of the asset.

Organization Costs

The Company has expensed its organization costs as incurred.

Revenue Recognition

The Company’s revenue is derived from the leasing of commercial and residential property. The terms of the Company’s operating leases range from two years to five years.
Rental income is recognized on the accrual basis at the first of each month when the rents become due.

Ananda Investments, LLC
(A Texas Limited Liability Company)

Notes to Financial Statements

For the Years Ended December 31, 2013 and 2012

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

In connection with its organization as a limited liability company, the Company is taxed as a partnership. Taxable income or losses of the Company are passed through to the Company’s members, in accordance with each member’s percentage of ownership, for inclusion in each individual member’s income tax return.

The Company has no tax positions at December 31, 2013 and 2012 for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Tax years open to examination by the Internal Revenue Service are 2010 through 2013.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The more significant areas requiring the use of management estimates relate to depreciation of property and equipment and amortization of deferred loan costs. Accordingly, actual results could differ from those estimates.

NOTE 3. DEFERRED LOAN COST

At December 31, 2013 deferred loan costs consist of the following:

Deferred loan costs	$8,341

Accumulated amortization	(278)

$8,063

Ananda Investments, LLC
(A Texas Limited Liability Company)

Notes to Financial Statements

For the Years Ended December 31, 2013 and 2012

NOTE 3. DEFERRED LOAN COST (Continued)

Future amortization of deferred loan costs is as follows:

2014	$556
2015	556
2016	556
2017	556
2018	556
Thereafter	5,283

$8,063
For the year ended December 31, 2013, amortization of deferred loan costs was $3,981.

NOTE 4. LONG-TERM DEBT

As of December 31, 2013 long-term debt consists of an installment note payable to a bank, bearing interest at 5.49% per annum, secured by a first lien deed of trust on the land and building located in Houston, Texas. The note is payable in monthly installments of $3,367 and matures during June, 2028.
On December 31, 2013, long-term debt is as follows:

Note payable	$401,253

Less current portion	(18,842)

Long-term debt	$382,411
Maturities of long-term debt are as follows:

2014	$18,842
2015	19,903
2016	21,023
2017	22,207
2018	23,457
Thereafter	295,821

$401,253

Ananda Investments, LLC
(A Texas Limited Liability Company)

Notes to Financial Statements

For the Years Ended December 31, 2013 and 2012

NOTE 4. LONG-TERM DEBT (Continued)

Total interest for the years ended December 31, 2013 and 2012 was $24,205 and $26,729, respectively.

NOTE 5. OPERATING LEASE COMMITMENTS

The Company leases residential space to a tenant under a noncancelable operating lease having a two-year term. This lease commenced on July 1, 2012. Future minimum rents for 2014 are $19,800.

NOTE 6. FAIR VALUE

The Company’s financial instruments consist of cash and long-term debt, including the current portion. The carrying value of cash approximates its fair value. The carrying value of long-term debt, including the current portion approximates its carrying value based on the current rates offered by financial institutions for notes of the same remaining maturity.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between independent and knowledgeable parties who are willing and able to transact for an asset or liability at the measurement date.

	Level	Fair Value at December 31,
		2013	2012

Liabilities:
Long-term note, including current portion	2	$401,253	$413,965
Level 2 inputs are significant observable inputs that are primarily derived from or corroborated by observable market data.

Ananda Investments, LLC
(A Texas Limited Liability Company)

Unaudited Financial Statements

For the Six Months Ended June 30, 2014

Ananda Investments, LLC
(A Texas Limited Liability Company)
Balance Sheets
Unaudited
	June 30,	December 31,
	2014	2013

ASSETS

Current Assets:
Cash	$65,572	$96,009
Prepaid insurance	4,676	1,644

Total Current Assets	70,248	97,653

Property and Equipment:
Land	100,000	100,000
Building and improvements	517,981	517,981

Total Property and Equipment	617,981	617,981

Accumulated depreciation	(163,576)	(150,626)

Property and Equipment, net	454,405	467,355

Other Assets:
Deferred loan costs	7,785	8,063

Total Assets	$532,438	$573,071

LIABILITIES AND MEMBERS' EQUITY

Current Liabilities:
Accrued expenses	$5,424	$10,849
Current portion of long-term debt	19,365	18,842

Total Current Liabilities	24,789	29,691

Lease deposit	3,900	3,300
Long-term debt	372,720	382,411

Total Liabilities	401,409	415,402

Members' Equity	131,029	157,669

Total Liabilities and Members' Equity	$532,438	$573,071
See accompanying notes to the unaudited financial statements

Ananda Investments, LLC
(A Texas Limited Liability Company)
Statements of Income and Members' Equity
Unaudited

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Revenues:	$3,300	$24,741	$13,200	$49,482

Costs and Expenses:
Depreciation and amortization	6,614	9,623	13,228	16,653
Property taxes	2,762	2,348	5,474	4,696
Insurance	1,926	1,865	3,812	3,699
Repairs and maintenance	5,142	1,509	5,440	1,584
Utilities	377	-	529	-
General and Administrative	384	-	384	-

Total Costs and Expenses	17,205	15,345	28,867	26,632

Net (Loss) Income from Operations	(13,905)	9,396	(15,667)	22,850

Other Income (Expense):
Interest income	27	36	60	70
Interest expense	(5,545)	(6,472)	(11,033)	(12,925)

Net (Loss) Income	(19,423)	2,960	(26,640)	9,995

Members' Equity, Beginning of Period	150,452	174,340	157,669	167,305

Members' Equity, End of Period	$131,029	$177,300	$131,029	$177,300

See accompanying notes to the unaudited financial statements

Ananda Investments, LLC
(A Texas Limited Liability Company)
Statements of Cash Flows
Unaudited
	For the Six Months Ended
	June 30,
	2014	2013

Cash Flows from Operating Activities:
Net (loss) income	$(26,640)	$9,995
Adjustments to reconcile net (loss) income to cash (used) provided by operating activities:
Depreciation and amortization	13,228	16,653
(Increase) in prepaid insurance	(3,032)	(2,805)
(Increase) in rents receivable	-	(3,247)
(Increase) in other receivable	-	(142)
(Decrease) in accrued expenses	(5,425)	(4,817)
Increase in lease deposit	600	-

Total Adjustments	5,371	5,642

Net Cash (Used) Provided by Operating Activities	(21,269)	15,637

Cash Flows from Financing Activities:
Acquisition of deferred loan costs	-	(8,341)
Payments on long-term debt	(9,168)	(413,965)
Proceeds of long-term debt	-	410,173

Net Cash (Used) by Financing Activities	(9,168)	(12,133)

Net (Decrease) Increase in Cash	(30,437)	3,504

Cash, Beginning of Period	96,009	95,515

Cash, End of Period	$65,572	$99,019

Interest paid	$11,033	$12,925

Income Taxes Paid	$-	$-

Non-cash Investing and Financing Activities

Reclassification of long-term debt to current portion of long-term debt	$523	$-

See accompanying notes to the unaudited financial statements

Ananda Investments, LLC
(A Texas Limited Liability Company)
Notes to Unaudited Financial Statements
For the Six Months Ended June 30, 2014

NOTE 1. ORGANIZATION AND BACKGROUND

Ananda Investments, LLC (“the Company”) was organized in Texas on March 26, 2004 for the purpose of investing in real estate. The Company owns and operates a building located in Houston, Texas.

The accompanying unaudited interim financial statements of REO Plus, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto for the years ended December 31, 2013 and 2012 contained in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 31, 2014. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the interim financial statements which would substantially duplicate the disclosure contained in the audited financial statements for years ended December 31, 2013 and 2012 as reported in the Company’s Form 10-K have been omitted.

NOTE 2. LONG-TERM DEBT

As of June 30, 2014 long-term debt consists of an installment note payable to a bank, bearing interest at 5.49% per annum, secured by a first lien deed of trust on the land and building located in Houston, Texas and assignment of rents and leases related thereto. The note is payable in monthly installments of $3,367 and matures during June, 2028.

On June 30, 2014, long-term debt is as follows:

Note payable	$392,085
Less current portion	(19,365)
Long-term debt	$372,720

Maturities of long-term debt are as follows:

2015	$19,365
2016	20,455
2017	21,607
2018	22,824
2019	24,109
Thereafter	283,725
$392,085

Total interest for the six months ended June 30, 2014 and 2013 was $11,033 and $12,925, respectively.